CENTENNIAL POWER, INC. and COLORADO ENERGY MANAGEMENT, LLC

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

CENTENNIAL ENERGY RESOURCES LLC, as SELLER,

and

MONTANA ACQUISITION COMPANY LLC, as BUYER

Dated as of April 25, 2007

TABLE OF CONTENTS

 ARTICLE I DEFINITIONS

1.1	Definitions
1.2	Certain Interpretive Matters

 ARTICLE II PURCHASE AND SALE

2.1	Transfer of Stock and Membership Interests
2.2	Excluded Assets
2.3	Transfer of Excluded Assets and Discharge of Certain Liabilities
2.4	Guarantee Liabilities

 ARTICLE III THE CLOSING

3.1	Closing
3.2	Payment of Purchase Price
3.3	Purchase Price Adjustment
3.4	Deliveries by Seller
3.5	Deliveries by Buyer
3.6	Mutual Delivery

 ARTICLE IV REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER

4.1	Organization; Qualification
4.2	Authority Relative to this Agreement
4.3	Consents and Approvals; No Violation
4.4	Insurance
4.5	Title and Related Matters
4.6	Real Property Leases
4.7	Labor Matters
4.8	Benefit Plans
4.9	Contracts and Leases
4.10	Legal Proceedings, etc.
4.11	Tax Matters
4.12	Compliance With Laws
4.13	Undisclosed Liabilities
4.14	Subsidiaries
4.15	Capitalization
4.16	Financial Statements
4.17	Absence of Certain Changes
4.18	Bankruptcy
4.19	Books and Records
4.20	Project Companies
4.21	Disclaimers

 ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization
5.2	Authority Relative to this Agreement
5.3	Consents and Approvals; No Violation
5.4	Legal Proceedings
5.5	Inspections
5.6	Securities Laws

 ARTICLE VI COVENANTS OF THE PARTIES

6.1	Conduct of Business
6.2	Access to Information
6.3	Public Statements
6.4	Expenses
6.5	Further Assurances
6.6	Consents and Approvals
6.7	Use of Centennial Marks
6.8	Fees and Commissions
6.9	Tax Matters
6.10	Advice of Changes
6.11	Consents
6.12	Buyer Financial Assurance
6.13	Financing Cooperation
6.14	Employee and Benefit Plans
6.15	Audited Financial Statements
6.16	Hartwell Partnership Distributions

 ARTICLE VII CONDITIONS

7.1	Conditions to Obligations of Buyer
7.2	Conditions to Obligations of Seller

 ARTICLE VIII INDEMNIFICATION

8.1	Indemnification
8.2	Defense of Claims
8.3	Survival

 ARTICLE IX TERMINATION

9.1	Termination
9.2	Procedure and Effect of No-Default Termination
9.3	Termination Fee; Letter of Credit

 ARTICLE X MISCELLANEOUS PROVISIONS

10.1	Amendment and Modification
10.2	Waiver of Compliance; Consents
10.3	Notices
10.4	Assignment
10.5	Governing Law; Venue; Waiver of Jury Trial
10.6	Counterparts
10.7	Interpretation
10.8	Schedules and Exhibits
10.9	Entire Agreement
10.10	U.S. Dollars

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of April 25, 2007, by and between Centennial Energy Resources LLC, a Delaware limited liability company (“Seller”) and Montana Acquisition Company, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are referred to individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller owns the CPI Stock and the CEM Membership Interests (each as defined herein);

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the CPI Stock and the CEM Membership Interests upon the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, in order to induce Seller to enter into this Agreement, and as additional consideration therefor, concurrently with the execution and delivery hereof, Buyer is providing to Seller the Buyer LC (as hereinafter defined) in the form attached as Exhibit A hereto, to secure Buyer’s payment of the Termination Fee (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows.

ARTICLE I

DEFINITIONS

1.1  Definitions.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

(1)  “338 Allocation” has the meaning set forth in Section 6.9(a)(ii).

(2)  “338(h)(10) Election Entities” has the meaning set forth in Section 6.9(a)(i).

(3)  “754 Allocation Schedule” has the meaning set forth in Section 6.9(a)(iii).

(4)  “Adjustment” has the meaning set forth in section 3.3(a).

(5)  “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(6)  “Affiliated Group” means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns including such entity.

(7)  “Agreement” means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto, as the same may be from time to time amended.

(8)  “Assumption Agreement” has the meaning set forth in Section 2.4.

(9)  “AT&T CAISO ECN Agreement” has the meaning set forth in Section 2.2(i).

(10)  “Audits” has the meaning set forth in Section 4.11(iv).

(11)  “Benefit Agreements” has the meaning set forth in Section 4.8.

(12)  “Benefit Plans” has the meaning set forth in Section 4.8.

(13)  “BIV Generation” means BIV Generation Company, L.L.C., a Delaware limited liability company.

(14)  “Brush 1&3 Project” means that certain 75 megawatt gas-fired facility (consisting of one 50 megawatt combined-cycle unit and one 25 megawatt simple-cycle unit) located approximately 90 miles northeast of Denver, Colorado near Brush, Colorado.

(15)  “Brush 4D Project” means that certain 138 megawatt gas-fired combined-cycle facility located approximately 90 miles northeast of Denver, Colorado near Brush, Colorado.

(16)  “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

(17)  “Buyer” has the meaning set forth in the Preamble.

(18)  “Buyer Fundamental Representations” means the representations and warranties contained in Sections 5.1, 5.2 and 5.3.

(19)  “Buyer Indemnitee” has the meaning set forth in Section 8.1(b).

(20)  “Buyer LC” has the meaning set forth in Section 6.12.

(21)  “Buyer Material Adverse Effect” has the meaning set forth in Section 5.3(a).

(22)  “Buyer Required Regulatory Approvals” has the meaning set forth in Section 5.3(b).

(23)  “Buyer 338 Liability” has the meaning set forth in Section 6.9(a)(i).

(24)  “CEM” means Colorado Energy Management, LLC, a Colorado limited liability company and wholly-owned subsidiary of Seller.

(25)  “CEM Agreements” means each contract, license, agreement or personal property lease to which CEM or any of its Subsidiaries is a party, other than those which involve expenditures by CEM or any such Subsidiary of less than $250,000 per year.

(26)  “CEM Membership Interests” means all of the issued and outstanding membership interests in CEM.

(27)  “Centennial Marks” means the name “CENTENNIAL” and other registered or unregistered trademarks, services marks, trade names, logos, designs or color schemes featuring the name “CENTENNIAL”, or any derivative, abbreviation or variation thereof owned or used by Seller.

(28)  “Closing” has the meaning set forth in Section 3.1.

(29)  “Closing Date” has the meaning set forth in Section 3.1.

(30)  “Closing Statement” has the meaning set forth in Section 3.3(b).

(31)  “Code” means the Internal Revenue Code of 1986, as amended.

(32)  “Commercially Reasonable Efforts” means efforts which are reasonably necessary to cause, or assist in, the consummation of the transactions contemplated by this Agreement and which do not require the performing Party to expend funds, incur expenses or assume liabilities other than those which are reasonable in nature and amount within the context of the transactions contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

(33)  “Confidentiality Agreement” means the Confidentiality Agreement, dated January 23, 2007, by and between MDU Resources Group, Inc. and CES Acquisition Corp.

(34)  “Continuing Employees” has the meaning set forth in Section 6.14(a).

(35)  “CPI” means Centennial Power, Inc., a Delaware corporation and wholly-owned subsidiary of Seller.

(36)  “CPI Agreements” means each contract, license, agreement or personal property lease to which CPI or any of its Subsidiaries (other than the Project Companies) is a party, other than those which involve expenditures by CPI or any such Subsidiary of less than $250,000 per year.

(37)  “CPI Stock” means all of the issued and outstanding shares of common stock, no par value, of CPI.

(38)  “CPP” means Colorado Power Partners, a Colorado general partnership.

(39)  “Default Interest Rate” means a rate of interest payable at the lesser of LIBOR plus 200 basis points, or the maximum rate permitted by applicable law.

(40)  “Direct Claim” has the meaning set forth in Section 8.2(c).

(41)  “Designated Independent Accounting Firm” has the meaning set forth in Section 3.3(d).

(42)  “Election” has the meaning set forth in Section 6.9(a)(i).

(43)  “Environmental Claim” means any and all pending and/or threatened administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of any Hazardous Substances at any site owned, leased or operated by CPI, CEM or any of their respective Subsidiaries.

(44)  “Environmental Condition” means the presence or Release to the environment at the site of the Project Facilities of Hazardous Substances, including any migration of those Hazardous Substances through air, soil or groundwater to or from the site of the Project Facilities.

(45)  “Environmental Laws” means all applicable Federal, state and local, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. “Environmental Laws” include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), and all applicable other state laws analogous to any of the above.

(46)  “Environmental Permit” has the meaning set forth in Section 4.20(n)(v).

(47)  “Equity Commitment Letter” has the meaning set forth in Section 6.12.

(48)  “Excluded Assets” has the meaning set forth in Section 2.2.

(49)  “Excluded Agreements” means the AT&T CAISO ECN Agreement, the Hobbs Agreement, the Intercompany Benefit Plans and the Wolcon Closure Agreement.

(50)  “Excluded Liabilities” has the meaning set forth in Section 8.1(h).

(51)  “Excluded Taxes” has the meaning set forth in Section 8.1(h)(i).

(52)  “FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

(53)  “Financial Statements” has the meaning set forth in Section 4.16.

(54)  “GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

(55)  “Governmental Authority” means any federal, state or local governmental, regulatory or administrative agency, commission, department or board, court or arbitrating body.

(56)  “Guarantee Liabilities” has the meaning set forth in Section 2.4.

(57)  “Hardin Project” means that certain 120 megawatt (gross) coal-fired facility located approximately 40 miles southeast of Billings, Montana and two miles north of the city of Hardin, Montana.

(58)  “Hartwell Partnership” means Hartwell Energy Limited Partnership, a Delaware limited partnership.

(59)  “Hartwell Project” means that certain 310 megawatt simple-cycle gas-fired facility located approximately 100 miles northeast of Atlanta, Georgia near Hartwell, Georgia.

(60)  “Hazardous Substances” means (a) any petrochemical or petroleum products, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(61)  “Hobbs Agreement” has the meaning set forth in Section 2.2(c).

(62)  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(63)  “Income Tax” means any federal, state or local Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

(64)  “Indebtedness” means, without duplication, all obligations of CEM, CPI or its Subsidiaries (a) for borrowed money; (b) evidenced by bonds, debentures, notes or similar instruments; (c) in respect of the deferred purchase price of property or services (excluding accounts payable and other current liabilities incurred in the ordinary course of business consistent with past practice which would be reflected in Working Capital); (d) in respect of capital lease obligations; (e) with respect to interest rate and currency cap, collar, hedging or swap agreements; (f) conditional sale or other title retention agreements; (g) reimbursement obligations with respect to letters of credit, bankers acceptances and surety bonds; and (h) under guarantee by CEM, CPI or any Subsidiary on account of any of the foregoing types of indebtedness of any other Person.

(65)  “Indemnifiable Loss” has the meaning set forth in Section 8.1(a).

(66)  “Indemnifying Party” has the meaning set forth in Section 8.1(d).

(67)  “Indemnitee” has the meaning set forth in Section 8.1(c)(i).

(68)  “Independent Accounting Firm” means an independent accounting firm of national reputation.

(69)  “Initial Closing Statement” has the meaning set forth in Section 3.3(b).

(70)  “Inspection” means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its agents or Representatives with respect to the Project Facilities.

(71)  “Intellectual Property Rights” means all common law and statutory rights associated with patents and industrial designs, copyrights, trademarks, trade names, service marks, service names, know-how, processes, trade secrets, inventions, proprietary rights, formulae, research, databases and computer programs.

(72)  “Intercompany Benefit Plans” has the meaning set forth in Section 2.2(g).

(73)  “Investor Subsidiaries” means the Persons listed as such in Schedule 4.14.

(74)  “IRS” means the United States Internal Revenue Service or any successor agency thereto.

(75)  “Knowledge” means the actual knowledge of Paul Gatzemeier, Bill Connors, Darcy Neigum, Kari Knudson, Jim Nolan, Trevor Hastings or Rodney Bellendir, assuming Commercially Reasonable Efforts to acquire such knowledge.

(76)  “LIBOR” means a rate per annum (rounded upwards if necessary, to the nearest 1/16th of 1%) equal to the arithmetic mean of the offered rate for three month deposits in dollars in the London Interbank Market at approximately 11:00 a.m. (London time), which appears on the Telerate Screen designated as Page 3570 of the Reuters Monitor Money Rates Service.

(77)  “Liens” means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation or other easements, restrictive covenants, deed restrictions, leases, licenses, other rights of occupancy and any other encumbrances or charges of any kind.

(78)  “Major Project Contracts” means all of the Project Contracts, with respect to each Project Company, other that those which involve expenditures by such Project Company of less than $250,000 per year.

(79)  “Material Adverse Effect” means any matter that individually or taken as a whole with all other matters that has had or is reasonably likely to cause a material and adverse change in, or effect on, the assets or financial condition of CEM and CPI, or the business or operations of CEM and CPI, provided however, that the term Material Adverse Effect shall not include any state of facts, circumstance, change, development, effect, condition or occurrence to the extent resulting from: (a) conditions that generally affect the electric generation industry or the construction services industry, (b) economic conditions affecting the United States securities markets generally and (c) new legal, accounting or regulatory requirements or limitations, except to the extent such matters have an effect on CPI and CEM that is disproportionate in any material respect to the effect on other similarly situated participants in their respective industry.

(80)  “Material Contract” has the meaning set forth in Section 6.1.

(81)  “MDU Affiliated Group” has the meaning set forth in Section 6.9(b)(i).

(82)  “Mountain View Project” means that certain 67 megawatt wind power project consisting of 111 wind turbines and associated equipment located in the San Gorgonio Pass near Palm Springs, California.

(83)  “MVPP” means Mountain View Power Partners, LLC, a Delaware limited liability company.

(84)  “New 125 Plan” has the meaning set forth in Section 6.14(b).

(85)  “Objection Notice” has the meaning set forth in Section 3.3(d).

(86)  “Party” or “Parties” has the meaning set forth in the Preamble.

(87)  “Permitted Liens” means (a) Liens on property existing at the time of the acquisition thereof by a Project Company, (b) statutory Liens for taxes and other governmental charges not yet due and payable, (c) Liens securing the payment of Taxes that are either due but not delinquent or being contested in good faith and for which adequate reserves in accordance with GAAP have been established, (d) mechanics’, carriers’, workers’, warehouse and other similar Liens arising in the ordinary course of business relating to obligations as to which a Project Company is not in default, (e) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (f) Liens, imperfections in title, charges, easements and restrictions which, in the aggregate, do not materially detract from the value of the CPI Stock and the CEM Membership Interests or materially impair the intended use of the property subject thereto, and (g) Liens created by or arising by reason of this Agreement, the Major Project Contracts, the CEM Agreements, the CPI Agreements or the Project Company Agreements.

(88)  “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

(89)  “Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.

(90)  “Project” means one or all of the following, as the case may require: the Brush 1&3 Project, the Brush 4D Project, the Mountain View Project, the Hardin Project, the San Joaquin Project, and the Hartwell Project.

(91)  “Project Companies” means BIV Generation, CPP, Hartwell Partnership, MVPP, RMP and SJC.

(92)  “Project Company Agreement” means, for each of the Project Companies, the limited liability company agreement, partnership agreement, by-laws or other organizational document of such Project Company.

(93)  “Project Company Interests” means, in respect of each Project Company, the ownership interest of each Person listed as a direct parent with respect to such Project Company as set forth in Schedule 4.14, together with all of the rights and obligations of such Person under the Project Company Agreement for such Project Company, including without limitation, its rights and obligations as a member, shareholder, or general or limited partner, as the case may be, under such Project Company Agreement or applicable law.

(94)  “Project Contracts” means, with respect to a Project Company, all contracts, agreements and commitments, including without limitation, mortgages, indentures and loan agreements, to which such Project Company is a party.

(95)  “Project Facilities” means those facilities, land, fixtures, equipment and other assets owned or leased by the Project Companies.

(96)  “Project Permits” means, with respect to each Project Company, the material permits, licenses, or similar authorizations from any Governmental Authority required with respect to the business or property of such Project Company as presently conducted or owned.

(97)  “Proprietary Information” of a Party means all information about the Party or its Affiliates, including their respective properties or operations, furnished to the other Party or its Representatives by the Party or its Representatives regardless of the manner or medium in which it is furnished, including information provided to a Party pursuant to the Confidentiality Agreement. In addition, after the Closing Date, Proprietary Information includes any non-public information regarding CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries, the Project Companies or the transactions contemplated by this Agreement. Proprietary Information does not include information that: (a) is or becomes generally available to the public (other than as a result of a disclosure by the other Party or its Representatives in violation of a confidentiality agreement); (b) was available to the other Party on a nonconfidential basis prior to its disclosure by the Party or its Representatives; (c) becomes available to the other Party on a nonconfidential basis from a person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement, or is not under any obligation not to transmit the information to the other Party or its Representatives; or (d) is independently developed by the other Party.

(98)  “Purchase Price” has the meaning set forth in Section 3.2.

(99)  “Real Property Leases” has the meaning set forth in Section 4.6.

(100)  “Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

(101)  “Replacement PPA” has the meaning set forth in Section 6.1(b).

(102)  “Representatives” of a Party means its directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and the Party’s Affiliates, parents and other controlling persons.

(103)  “RMP” means Rocky Mountain Power, Inc., a Montana corporation.

(104)  “San Joaquin Project” means that certain 48 megawatt simple-cycle gas-fired facility located approximately 73 miles east of San Francisco in Lathrop, California.

(105)  “SEC” means the Securities and Exchange Commission and any successor agency thereto.

(106)  “Section 338(h)(10) Elections” has the meaning set forth in Section 6.9(a)(i).

(107)  “Securities Act” has the meaning set forth in Section 5.6.

(108)  “Seller” has the meaning set forth in the Preamble.

(109)  “Seller 125 Plan” has the meaning set forth in Section 6.14(b).

(110)  “Seller 401(k) Plan” has the meaning set forth in Section 6.14(c).

(111)  “Seller Fundamental Representations” means the representations and warranties of Seller contained in Sections 4.1, 4.2, 4.3, 4.5, 4.9(a)(A), 4.14, 4.15 and 4.20(a)-(d) and (k)(iv).

(112)  “Seller Health Plan” has the meaning set forth in Section 6.14(a).

(113)  “Seller’s Indemnitee” has the meaning set forth in Section 8.1(a).

(114)  “Seller’s Required Regulatory Approvals” has the meaning set forth in Section 4.3(b).

(115)  “Service Subsidiaries” means the Persons listed as such on Schedule 4.14.

(116)  “Shared Assets and Services” means (a) any equipment, hardware, software, materials, technologies; (b) services, including those required for telecommunications, human resources, logistics and accounting; and (c) their related Intellectual Property Rights, purchased or licensed by Seller for the benefit of, and/or which are shared among, CEM, CPI, Seller and/or any Affiliates or Subsidiaries of Seller.

(117)  “SJC” means San Joaquin Cogen, L.L.C, a Delaware limited liability company.

(118)  “Straddle Period” means any Tax period beginning on or prior to and ending after the Closing Date.

(119)  “Subsidiary” when used in reference to any Person means any entity: (a) of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such Person; or (b) that does not have outstanding shares or securities but whose ownership interest representing the right to manage such entity is now or hereafter owned and controlled by such Person directly or indirectly.

(120)  “Target Entities” has the meaning set forth in Section 6.9(b)(i).

(121)  “Tax Contest” has the meaning set forth in Section 6.9(d)(i).

(122)  “Taxes” means (a) all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state or local taxing authority, including, but not limited to, income, excise, real or personal property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions imposed with respect thereto, and (b) any transferee liability in respect of any items described in clause (a) above resulting from a transfer of assets that occurred prior to the Closing Date.

(123)  “Tax Return” means any return, report, information return, declaration or other document filed or required to be filed with a taxing authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

(124)  “Termination Date” has the meaning set forth in Section 9.1(b).

(125)  “Third Independent Accounting Firm” has the meaning set forth in Section 3.3(d).

(126)  “Third Party Claim” has the meaning set forth in Section 8.2(a).

(127)  “Transfer Taxes” has the meaning set forth in Section 6.9(f).

(128)  “Treasury Regulations” means the income tax regulations promulgated by the United States Department of Treasury under the Code, including temporary regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(129)  “Wolcon Closure Agreement” has the meaning set forth in Section 2.2(h).

(130)  “Working Capital” means the total current assets less total current liabilities, as determined in accordance with GAAP, except that (a) cash and cash equivalents, cash held by CEM for third parties, loan origination fees currently being amortized, prepaid insurance that is non-transferable, Income Tax assets, accounts receivable related to the sale of Lea Power Partners and all intercompany receivables shall be excluded from the calculation of current assets and (b) all deferred revenue amounts (billings in excess of cost) associated with the sale of Lea Power Partners and revenue recognition for the Hobbs project, Brush 4D deferred revenue (EITF 91-6), third party payables associated with third party cash accounts, accrued interest payable on debt, current portion of long-term debt due in one year, accrued employee bonuses, Income Taxes payable, Taxes payable resulting from any transaction or event that is not in the ordinary course of business and occurs after the Closing on the Closing Date, intercompany payables, SO2 emission credits payable (net of related intangible asset) and accrued allocable payroll Taxes and employee benefit costs for Seller’s employees shall be excluded from the calculation of current liabilities.

(131)  “Working Capital Amount” has the meaning set forth in Section 3.3.

1.2  Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term “includes” or “including” shall mean “including without limitation.” References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

ARTICLE II

PURCHASE AND SALE

2.1  Transfer of Stock and Membership Interests.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Liens, and subject to Section 2.2 and the other terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the CPI Stock and the CEM Membership Interests.

2.2  Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following specific assets of CPI and CEM and their respective Subsidiaries, which are hereby specifically excluded from the sale (the “Excluded Assets”):

(a)  All cash and cash equivalents, other than cash accounts maintained by CEM for third parties, checkbooks, canceled checks and bank deposits;

(b)  All refunds or credits of or against Excluded Taxes or any other Taxes that are the responsibility of Seller pursuant to this Agreement;

(c)  The LLC Membership Interest Purchase and Sale Agreement by and between CPI and Hobbs Power Funding, LLC, dated October 20, 2006 (the “Hobbs Agreement”), and any and all rights of CPI thereunder;

(d)  Any and all rights of CPI to receive distributions or payments, directly or indirectly, from the Hartwell Partnership with respect or to the extent allocable to all periods prior to the Closing Date as provided in Section 6.16;

(e)  The Centennial Marks;

(f)  The assets of any employee benefit plan covering employees of CPI, CEM or any of their respective Affiliates, other than the assets of the Seller 125 Plan and the Seller 401(k) Plan held for the benefit of employees of CPI or CEM;

(g)  The Benefit Plans identified as the MDU Plans and the Payflex Agreement on Schedule 4.8 (collectively, the “Intercompany Benefit Plans”);

(h)  The Wolcon Closure Agreement between RMP and Wolcon, dated March 28, 2005 (the “Wolcon Closure Agreement”), and any and all rights of RMP thereunder;

(i)  The First Amended and Restated Form of Connected Entity Access Services Agreement between AT&T Corp. and MVPP, dated July 22, 2004 (the “AT&T CAISO ECN Agreement”), and any and all rights of MVPP thereunder;

(j)  All Shared Assets and Services;

(k)  The assets set forth on Schedule 2.2(k); and

(l)  The insurance policies set forth on Schedules 4.4 and 4.20(k)(ii).

2.3  Transfer of Excluded Assets and Discharge of Certain Liabilities.  Not later than immediately prior to the Closing, Seller shall cause each of CPI, CEM and their respective Affiliates, as applicable, to transfer all Excluded Assets, except for those portions of the Shared Assets and Services required for continued use by CPI or CEM (the terms and use of which the Parties shall agree to in good faith prior to the Closing), to Seller or one or more of Seller’s Affiliates, and Seller shall cause CPI, CEM and their respective Affiliates, as applicable, to be discharged and released from all liabilities and obligations arising under the Excluded Agreements. All costs and expenses, including Taxes associated with such transfer shall be for the Seller’s account.

2.4  Guarantee Liabilities.  Seller and Buyer shall use their Commercially Reasonable Efforts to cause the release and discharge of Seller and any Affiliate of Seller (other than CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies) from their obligations under the guarantee or other credit support agreements listed on Schedule 2.4 (the “Guarantee Liabilities”) as of the Closing Date. To the extent that Seller or any such Affiliate of Seller is not fully released and discharged from its obligations under the Guarantee Liabilities, Buyer shall indemnify, defend and hold harmless Seller and any such Affiliates of Seller from and against any and all Indemnifiable Losses asserted against or suffered by Seller or any such Affiliates of Seller relating to or arising out of the Guarantee Liabilities as provided in Section 8.1, and at the Closing, Buyer shall deliver to Seller an Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assumption Agreement”) pursuant to which Buyer shall assume and agree to discharge when due each and every obligation and liability arising on or after the Closing Date under each of the Guarantee Liabilities.

ARTICLE III

THE CLOSING

3.1  Closing.  Upon the terms and subject to the satisfaction of the conditions contained in Article VII of this Agreement, the sale and delivery of the CPI Stock and the CEM Membership Interests to Buyer, the payment of the Purchase Price to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the “Closing”), to be held at the offices of Thelen Reid Brown Raysman & Steiner LLP, 875 Third Avenue, New York, New York at 10:00 a.m. local time, or another mutually acceptable time and location, on the date that is five (5) Business Days (or such later date as may be provided by Section 6.15 hereof) following the date on which the last of the conditions precedent to Closing set forth in Article VII of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist or such other date as the Parties may mutually agree. The date of Closing is hereinafter called the “Closing Date.” The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

3.2  Payment of Purchase Price.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the CPI Stock and CEM Membership Interests, Buyer will pay or cause to be paid to Seller at the Closing an aggregate amount of Six Hundred Million United States Dollars (U.S. $600,000,000) subject to adjustment as provided in Section 3.3 (the “Purchase Price”) by wire transfer of immediately available funds denominated in U.S. Dollars or by such other means as are agreed upon by Seller and Buyer, as adjusted pursuant to Section 3.3.

3.3  Purchase Price Adjustment.

(a)  The Purchase Price is premised upon CEM and CPI having as of the Closing Date and delivering to Buyer an aggregate Working Capital of Zero Dollars ($0) (the “Working Capital Amount”). Accordingly, the Purchase Price shall be (i) increased by the amount, if any, by which the aggregate Working Capital of CEM and CPI as of the Closing Date is greater than the Working Capital Amount, or (ii) decreased by the amount, if any, by which the aggregate Working Capital of CEM and CPI as of the Closing Date is less than the Working Capital Amount. Any such adjustment to the Purchase Price shall be effected in accordance with this Section 3.3 (the “Adjustment”).

(b)  Seller agrees to prepare and deliver to Buyer at least five (5) Business Days prior to the Closing Date an unaudited consolidated balance sheet and income statement for each of CEM and CPI reflecting the financial condition of each of CEM and CPI as of the most recent month end prior to the Closing Date, together with a statement setting forth (i) the estimated aggregate Working Capital of CEM and CPI as of the Closing Date and (ii) the Adjustment, if any, pursuant to clauses (i) and (ii) of Section 3.3(a), above (the “Initial Closing Statement”). Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller an unaudited consolidated balance sheet and income statement reflecting the financial condition of each of CEM and CPI as of the Closing Date, together with a statement setting forth (i) the aggregate Working Capital of CEM and CPI as of the Closing Date and (ii) the Adjustment, if any, pursuant to clauses (i) and (ii) of Section 3.3(a) above (the “Closing Statement”). The Initial Closing Statement and the Closing Statement shall be prepared in a manner consistent with the application of the accounting principles, practices and procedures of the Financial Statements and the provisions of this Agreement.

(c)  If the Initial Closing Statement sets forth an aggregate Working Capital of CEM and CPI greater than the Working Capital Amount and a corresponding upward adjustment to the Purchase Price, then the Purchase Price payable on the Closing Date shall be increased by an amount equal to such Adjustment. If the Initial Closing Statement sets forth the aggregate Working Capital of CEM and CPI less than the Working Capital Amount and a corresponding downward adjustment to the Purchase Price, then the Purchase Price payable on the Closing Date shall be decreased by an amount equal to such Adjustment. If the aggregate Working Capital of CEM and CPI as set forth on the Closing Statement is different than that included on the Initial Closing Statement, then (i) to the extent that the Working Capital on the Closing Statement is greater than the Working Capital on the Initial Closing Statement, Buyer shall pay to Seller an amount equal to the absolute value of such difference, and (ii) to the extent that the Working Capital on the Closing Statement is less than the Working Capital on the Initial Closing Statement, Seller shall pay to Buyer an amount equal to the absolute value of such difference, subject to Section 3.3(d) below. In each case, such payment shall be made in cash in immediately available funds within twenty (20) days after the date the Closing Statement becomes final under Section 3.3(d). The Purchase Price shall be deemed to be increased or decreased (as the case may be) by the amounts calculated under this Section 3.3(c). The Parties agree that for Income Tax and all other Tax purposes, the Parties shall and shall cause their Affiliates to calculate and timely report such increase or decrease with respect to CPI and CEM on a separate entity basis. The Parties shall promptly agree upon revisions to all of the allocations prepared pursuant to Section 6.9(a) to reflect such increase or decrease, and the Parties shall and shall cause their Affiliates to not take a position on any Tax Return, with any Tax authority, or otherwise that is inconsistent with such calculations and revised allocations, except to the extent specifically required pursuant to this Agreement.

(d)  Each Party shall make available to the other Party its work papers used to prepare its respective closing statement, and shall cooperate with the other Party in connection with the preparation thereof. Seller shall notify Buyer in writing within twenty (20) days after receipt by Seller of the Closing Statement of any objection to the items set forth therein, which notice shall include a reasonably detailed explanation of the reasons for each objection by Seller (an “Objection Notice”), provided, that the Seller may only object to the items contained in the Closing Statement to the extent any such item was not prepared in accordance with this Agreement or contains mathematical errors. Any item not so objected to by Seller shall be conclusively deemed to have been approved by Seller and shall be conclusive and binding upon the Parties. If the Parties are unable to resolve such dispute within thirty (30) days after the date of receipt by Seller of the Closing Statement, then Buyer and Seller shall agree upon and designate an Independent Accounting Firm (the “Designated Independent Accounting Firm”) and the Designated Independent Accounting Firm shall, within fifteen (15) days of its appointment, make a final and binding determination solely of the matters that remain in dispute and were properly included in the Objection Notice, and, based on such resolution, a final and binding determination of the Adjustment amount, if any. If Buyer and Seller are unable to agree upon a Designated Independent Accounting Firm, then each of the Buyer and Seller shall designate one Independent Accounting Firm and the two Independent Accounting Firms so selected shall, within ten (10) days after the date on which the later of the two Independent Accounting Firms are appointed, appoint a third Independent Accounting Firm (the “Third Independent Accounting Firm”) and the Third Independent Accounting firm shall, within fifteen (15) days of its appointment, make a final and binding determination solely of the matters that remain in dispute and were properly included in the Objection Notice, and, based on such resolution, a final and binding determination of the Adjustment amount, if any. The Designated Independent Accounting Firm or the Third Independent Accounting Firm, as the case may be, shall act on the following basis: such Independent Accounting Firm shall act as an expert and not as an arbitrator; its terms of reference shall be to determine the appropriate Adjustment within fifteen (15) days of its appointment, having strict regard to the application of the terms of this Agreement to the same (and, for the avoidance of doubt, disregarding other means of calculating the same, to the extent that such means are inconsistent with or not provided for in this Agreement); Buyer and Seller shall each provide such Independent Accounting Firm with all such information as it reasonably requires and the Independent Accounting Firm shall base its decision solely on such written submissions by Buyer and Seller and their respective representatives; such Independent Accounting Firm shall not hold any hearings, hear any oral testimony or otherwise seek or require any other evidence and it may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The final written determination of such Independent Accounting Firm shall (in the absence of fraud or manifest error) be conclusive and binding on the Parties. The Independent Accounting Firms shall not have the power to amend or modify any terms of this Agreement. The costs of the Independent Accounting Firms shall be borne pro rata by Seller and Buyer in proportion to the difference between the Designated Independent Accounting Firm’s or the Third Independent Accounting Firm’s, as the case may be, final determination of any Adjustment amount and each of Buyer’s and Seller’s determination of such Adjustment amount. For example, if Buyer calculated an Adjustment amount of $100,000, Seller calculated an Adjustment amount of $50,000 and the Designated Independent Accounting Firm or the Third Independent Accounting Firm, as the case may be, calculated an Adjustment amount of $60,000, Buyer would pay that portion of the Independent Accounting Firms’ fees determined by dividing $40,000 ($100,000 - $60,000) by $50,000 ($100,000 - $50,000) (i.e., 80%) and Seller would pay the remaining 20% of such fees.

(e)  Any disputed amounts or any amounts not paid within five (5) days of when due and owing, plus interest thereon at the Default Interest Rate which shall have accrued from the due date until the date of payment, shall be paid in accordance with Section 3.3(c) above within ten (10) days after the date the Designated Independent Accounting Firm or the Third Independent Accounting Firm, as the case may be, provides to both Parties its final written determination pursuant to Section 3(d) above. In addition, any amount not paid within ten (10) days of when due if not disputed in accordance with Section 3.3(d) above shall accrue interest at the Default Interest Rate.

(f)  Each of the Parties agrees and undertakes to the other to provide all reasonable access, necessary data and information, and to assist in the calculations referred to in this Section 3.3.

3.4  Deliveries by Seller.  At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

(a)  A stock certificate or certificates representing the CPI Stock accompanied by a stock power duly endorsed to Buyer;

(b)  The CEM ownership ledger marked with appropriate notations evidencing the transfer of the CEM Membership Interests to Buyer;

(c)  Resignations of all directors and officers of CPI, CEM, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies (other than the Hartwell Partnership) effective upon the Closing, and written resignations of any member of the management committee of the Hartwell Partnership designated by Seller or any Affiliate thereof effective upon the Closing.

(d)  Copies of any and all governmental and other third party consents, waivers or approvals required with respect to the transfer of the CPI Stock, the CEM Membership Interests, or the consummation of the transactions contemplated by this Agreement;

(e)  The opinions of counsel and officer’s certificates contemplated by Section 7.1;

(f)  Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

(g)  A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

(h)  A Certificate of Good Standing with respect to Seller issued by the Secretary of State of the State of Delaware;

(i)  A Certificate of Good Standing with respect to CPI issued by the Secretary of State of the State of Delaware;

(j)  A Certificate of Good Standing with respect to CEM issued by the Secretary of State of the State of Colorado;

(k)  To the extent available, originals of all CPI Agreements, CEM Agreements, Major Project Contracts, Real Property Leases and corporate and limited liability company records of CPI and CEM, respectively, and, if not available, true and correct copies thereof;

(l)  Copies of all Project Permits and Environmental Permits held by the Project Companies; and

(m)  Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.5  Deliveries by Buyer.  At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

(a)  The Purchase Price by wire transfer of immediately available funds in accordance with Seller’s instructions or by such other means as may be agreed to by Seller and Buyer;

(b)  The opinions of counsel and officer’s certificates contemplated by Section 7.2;

(c)  Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, and all of the agreements and instruments to be executed and delivered by Buyer in connection herewith, and the consummation of the transactions contemplated hereby;

(d)  A certificate of the Secretary or Assistant Secretary of Buyer, identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, and the other agreements contemplated hereby;

(e)  Copies of any and all governmental and other third party consents, waivers or approvals obtained by Buyer with respect to the transfer of the CPI Stock, the CEM Membership Interests or the consummation of the transactions contemplated by this Agreement; and

(f)  Such other agreements, documents, instruments and writings (including without limitation the Assumption Agreement) as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.6  Mutual Delivery.  At the Closing, Seller and Buyer shall execute and deliver to Barclays Bank PLC a notice of termination of the Buyer LC signed by an authorized officer of each of Seller and Buyer in the form of Annex B to the Buyer LC.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER

Seller represents and warrants to Buyer as follows (each such representation and warranty in respect of the Hartwell Partnership being further limited to the Knowledge of Seller):

4.1  Organization; Qualification.  Each of Seller, CEM, CPI, the Investor Subsidiaries and the Service Subsidiaries is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction under which it was incorporated or formed as indicated on Schedule 4.14. CEM, CPI, and each Investor Subsidiary and Service Subsidiary have all requisite corporate or limited liability company power and authority to own, lease, and operate their material properties and assets and to carry on their businesses as is now being conducted. Each of CEM, CPI, the Investor Subsidiaries and Service Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business, as now being conducted, shall require it to be so qualified, except where the failure to be so qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Seller has heretofore delivered to Buyer true, complete and correct copies of its, CEM’s, CPI’s, each Investor Subsidiary’s and each Service Subsidiary’s certificate of incorporation and bylaws or certificate of formation and limited liability company agreement, as applicable, as currently in effect.

4.2  Authority Relative to this Agreement.  Seller has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action required on the part of Seller and this Agreement has been duly and validly executed and delivered by Seller. Subject to the receipt of Seller’s Required Regulatory Approvals, this Agreement constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.3  Consents and Approvals; No Violation.

(a)  Except as set forth on Schedule 4.3(a), and other than obtaining Seller’s Required Regulatory Approvals, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller, CEM or CPI of the transactions contemplated hereby will (i) conflict with or result in any breach or violation of any provision of the Amended and Restated Certificate of Incorporation or Bylaws of CPI or the Certificate of Formation or Limited Liability Company Agreement of Seller or CEM, or (ii) require any material consent, approval, authorization, waiver of any right of first refusal, right of first offer or similar preemptive right, or permit of, or filing with, any Person, or (iii) result in a default (or give rise to any right of termination, consent, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller, CEM, CPI, any Investor Subsidiary or any Service Subsidiary is a party or by which it may be bound, or (iv) constitute violations in any material respect of any law, regulation, order, judgment or decree applicable to Seller, CEM, CPI or any Investor Subsidiary or Service Subsidiary.

(b)  Except as set forth on Schedule 4.3(b), (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as the “Seller’s Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority by or for Seller, CEM, CPI, any Investor Subsidiary or any Service Subsidiary is necessary for the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby, other than (i) such consents, approvals, filings or notices which, if not obtained or made, will not prevent Seller, CEM or CPI from performing its material obligations hereunder and (ii) such consents, approvals, filings or notices which become applicable to Seller, CEM, CPI, any Investor Subsidiary or any Service Subsidiary as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

4.4  Insurance.  Schedule 4.4 lists all material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by, or on behalf of, Seller, CEM, CPI, any Investor Subsidiary or any Service Subsidiary with respect to the business, operations or employees of CEM, CPI, any Investor Subsidiary or any Service Subsidiary, each of which is in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.

4.5  Title and Related Matters.  Seller has good and valid title to the CPI Stock and the CEM Membership Interests, free and clear of all Liens. Except as set forth on Schedule 4.5, each Person listed on Schedule 4.14 as being the direct parent of the Investor Subsidiaries and the Service Subsidiaries is the record and beneficial owner of all of the issued and outstanding shares of capital stock or membership interests, as applicable, of the such Investor Subsidiaries and Service Subsidiaries and has good and valid title to such capital stock or membership interests, as applicable, free and clear of all Liens. Except as set forth on Schedule 4.5, each Person listed on Schedule 4.14 as being the direct parent of a Project Company is the record and beneficial owner of all such Project Company Interests free and clear of all Liens.

4.6  Real Property Leases.  Schedule 4.6 lists, as of the date of this Agreement, all real property leases, easements, licenses and other rights in real property (collectively, the “Real Property Leases”) to which CEM, CPI, any Investor Subsidiary or any Service Subsidiary is a party and which provide for annual payments of more than $50,000. Except as set forth on Schedule 4.6, all such Real Property Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by CEM, CPI or any Investor Subsidiary or Service Subsidiary or, to the Knowledge of Seller, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by CEM, CPI, any Investor Subsidiary or any Service Subsidiary or, to the Knowledge of Seller, any other party thereunder.

4.7  Labor Matters.  There are no collective bargaining agreements to which CEM, CPI, any Investor Subsidiary or any Service Subsidiary is a party or is subject. With respect to the business or operations of CEM, CPI, any Investor Subsidiary or any Service Subsidiary, except to the extent set forth on Schedule 4.7 and except such matters as have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, CEM, CPI, each Investor Subsidiary and each Service Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

4.8  Benefit Plans.  Schedule 4.8 lists all (i) deferred compensation, profit-sharing, retirement and pension plans, including multi-employer plans, and all material bonus, fringe benefit and other employee benefit plans or arrangements maintained or with respect to which contributions are made by CEM or CPI or any of their respective Affiliates in respect of the current or former employees of CEM or CPI, any of the Investor Subsidiaries, any of the Service Subsidiaries or any of the Project Companies connected with the business or operations of CEM and CPI or with respect to which any of CEM, CPI, any Investor Subsidiary, any Service Subsidiary or Project Company has any actual or contingent liability (“Benefit Plans”) and (ii)  each employment, consulting, change in control or severance agreement in respect of the employees of CEM, CPI, any Investor Subsidiary, any Service Subsidiary or any Project Company and with respect to which CEM, CPI, any Investor Subsidiary, any Service Subsidiary or any Project Company may have any actual or contingent liability (collectively, “Benefit Agreements”). All Benefit Plans and Benefit Agreements have been operated in accordance with their terms and applicable law in all material respects. True and complete copies of all Benefit Agreements have been made available to Buyer.

4.9  Contracts and Leases.

(a)  Schedule 4.9(a) lists (i) each CEM Agreement and (ii) each CPI Agreement, other than any contract, license, agreement or personal property lease which is listed or described on another Schedule or which is an Excluded Asset or Excluded Agreement. Schedule 4.9(a) contains a list of all of the following contracts to which CEM, CPI, any Investor Subsidiary or any Service Subsidiary is a party or by which their respective assets are bound:

(A) contracts respecting Indebtedness; (B) joint venture agreements, partnership agreements, limited liability company agreements and each similar type of contract involving a sharing of profits, losses, costs or liabilities with any other person; (C) contracts not otherwise disclosed herein which materially restrict the ability of CEM, CPI or any of their Subsidiaries to engage in the type of business in which they are currently principally engaged; (D) stock option contracts, warrants and convertible securities for the issuance of capital stock of CEM, CPI or any of their Subsidiaries; (E) contracts restricting the transfer of capital stock of CEM, CPI or any of their Subsidiaries, obligating CEM, CPI or any of their Subsidiaries to issue or repurchase its capital stock or relating to the voting or the election of directors of CEM or CPI; (F) contracts relating to the acquisition or sale by CEM, CPI or any of their Subsidiaries of any operating business or the capital stock or other ownership interest of any other person under which CEM, CPI or any of their Subsidiaries has a continuing liability or obligation; (G) contracts under which there is a continuing obligation to pay any “earnout” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets; (H) contracts with Seller, any officer or director of CEM, CPI or any of their Subsidiaries, or in the case of any individual any immediate family member of any of the foregoing; and (I) contracts which CEM, CPI or any of their Subsidiaries guarantees the liabilities or obligations of another person.

(b)  Except as disclosed in Schedule 4.9(b), each CEM Agreement and CPI Agreement listed on Schedule 4.9(a) (i) constitutes a legal, valid and binding obligation of CEM, CPI, the Investor Subsidiary or the Service Subsidiary party thereto and, to the Knowledge of Seller, constitutes a valid and binding obligation of the other parties thereto and (ii) is in full force and effect.

(c)  Except as set forth on Schedule 4.9(c), there are not, under the CEM Agreements or the CPI Agreements, any material defaults or events which, with notice or lapse of time or both, would constitute a material default on the part of CEM, CPI, any Investor Subsidiary or any Service Subsidiary or, to the Knowledge of Seller, any of the other parties thereto.

4.10  Legal Proceedings, etc.  Except as set forth on Schedule 4.10, there are no claims, actions, investigations or proceedings pending (or to the Knowledge of Seller overtly threatened) against CEM, CPI, any Investor Subsidiary or any Service Subsidiary before any court, arbitrator or Governmental Authority and to the Knowledge of Seller, there are no facts or circumstances that are reasonably expected to give rise to any such claim, action, proceeding or investigation which, individually or in the aggregate, (a) would reasonably be expected to result, or has resulted, in (i) the institution or threat of legal proceedings to prohibit or restrain the performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby, or (ii) a material impairment of the ability of Seller to perform its obligations under this Agreement or (iii) a material impairment of Buyer’s ability to own, operate and maintain CEM and CPI in the same manner as it is owned, operated and maintained on the Closing Date; or (b) would be reasonably likely to result in losses exceeding One Million Dollars ($1,000,000). Except as set forth on Schedule 4.10, neither CEM, CPI, any Investor Subsidiary nor any Service Subsidiary is subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which would, individually or in the aggregate, create a Material Adverse Effect.

4.11  Tax Matters.  Except as set forth on Schedule 4.11:

(a)  CEM, CPI, each Investor Subsidiary and each Service Subsidiary has duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all material Tax Returns required to be filed by it (after giving effect to any valid extension of time in which to make such filings), and all such Tax Returns were correct in all material respects at the time of filing;

(b)  CEM, CPI, each Investor Subsidiary and each Service Subsidiary has, complied in all material respects with applicable laws relating to the withholding of Taxes on payments made to employees, independent contractors, creditors, stockholders, members and third parties and the remittance of such withheld amounts to proper Governmental Authorities;

(c)  There are no Liens for Taxes upon the assets or properties of CEM, CPI, any Investor Subsidiary or any Service Subsidiary, except for Permitted Liens;

(d)  No federal, state or local audits or examinations (“Audits”) have been initiated and are currently in progress with regard to any Taxes or Tax Returns of CEM, CPI, any Investor Subsidiary or any Service Subsidiary and, to the Knowledge of Seller, none of such entities has received any notice from any taxing authority that any such Audit is currently pending or threatened;

(e)  CEM, CPI, the Investor Subsidiaries and the Service Subsidiaries are not parties to, are not bound by, and have no obligation under, any Tax sharing agreement (other than an agreement solely among members of an Affiliated Group the common parent of which is MDU Resources Group, Inc.);

(f)  No power of attorney has been granted by CEM, CPI, any Investor Subsidiary or any Service Subsidiary relating to Taxes of such entities, which power of attorney is currently in force;

(g)  CEM, CPI, each Investor Subsidiary and each Service Subsidiary have fully and timely paid all material Taxes that are due and payable by such companies to Governmental Authorities (whether or not shown on any Tax Return), and have established adequate reserves in accordance with GAAP for any material Taxes that are not yet due and payable to Governmental Authorities, for all taxable periods, or portions thereof, ending on or before the date hereof;

(h)  There are no outstanding agreements entered into by Seller or any of its Affiliates extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from CEM, CPI, any Investor Subsidiary or any Service Subsidiary for any taxable period and no request by Seller or any of its Affiliates for any such waiver or extension is currently pending;

(i)  None of CEM, CPI, the Investor Subsidiaries or the Service Subsidiaries has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent adequate disclosure in accordance with Section 6662(d)(2)(B) of the Code, to subject such entity to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code, and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code;

(j)  None of CEM, CPI, the Investor Subsidiaries or the Service Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares described in Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise be reasonably expected to constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the purchase by Buyer of the CPI Stock and the CEM Membership Interests pursuant to this Agreement;

(k)  None of CEM, CPI, the Investor Subsidiaries or the Service Subsidiaries (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law that would have continuing effect after the Closing Date or (ii) has received any private letter ruling of the IRS or comparable ruling of any other Governmental Authority, in either case that would have continuing effect after the Closing Date;

(l)  There is no contract, agreement, plan, or arrangement to which CEM, CPI, any Investor Subsidiary or any Service Subsidiary is a party, covering any employee or former employee of any such entity that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible by Buyer, CEM, CPI, the Investor Subsidiaries or the Service Subsidiaries by reason of Section 280G of the Code;

(m)  The Hartwell Partnership has made the election to adjust the basis of its assets described in Section 754 of the Code, and such election is currently in effect; and

(n)  Schedule 4.11(n) sets forth the December 31, 2005 adjusted tax basis for federal income tax purposes of CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies.

4.12  Compliance With Laws.  CEM, CPI, each Investor Subsidiary and each Service Subsidiary is in compliance with all applicable laws, rules and regulations with respect to its business or operations except where the failure to be in compliance has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

4.13  Undisclosed Liabilities.  Except as set forth on Schedule 4.13, neither CEM nor CPI is subject to any material liability or obligation (whether absolute, contingent or otherwise) that has not been accrued or reserved against its Financial Statements, except (a) liabilities arising in the ordinary course of business under any contract or commitment, (b) those liabilities or obligations incurred in the ordinary course of business since December 31, 2006, (c) liabilities that have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (d) liabilities or obligations disclosed on any of the Schedules to this Agreement.

4.14  Subsidiaries.  Except as set forth on Schedule 4.14, none of CPI, CEM, any Investor Subsidiary or any Service Subsidiary owns any preferred, common or other equity securities of any kind nor any equity or other interests in any other business, legal entity or arrangement.

4.15  Capitalization.

(a)  The CPI Stock, which consists of 1,000 shares of common stock, no par value, constitutes all of the issued and outstanding shares of capital stock of CPI and is owned beneficially and of record by Seller, free and clear of all Liens. The CPI Stock has been duly authorized and validly issued, and is fully paid and non-assessable. There are no other authorized shares of capital stock of CPI other than the 1,000 shares of common stock comprising the CPI Stock. Neither Seller nor CPI has any obligation, contingent or otherwise, to issue, sell, repurchase, redeem or otherwise acquire any of the CPI Stock or other capital stock of CPI or any equity or debt securities of CPI.

(b)  The CEM Membership Interests constitute 100% of the membership interests of CEM and are owned beneficially and of record by Seller, free and clear of all Liens. The CEM Membership Interests have been duly authorized and validly issued, and are fully paid and non-assessable. There are no other authorized membership interests of CEM other than the membership interests comprising the CEM Membership Interests. Seller has no obligation, contingent or otherwise, to issue, sell, repurchase, redeem or otherwise acquire any of the CEM Membership Interests or other ownership interests of CEM or any equity or debt securities of CEM.

(c)  None of the membership interests constituting the CEM Membership Interests nor the shares of common stock constituting the CPI Stock have been issued in violation of, or is subject to, any preemptive or subscription rights, rights of first refusal or offer, options, put or call rights, consent rights, restrictive covenants or agreements with any third party other than Buyer. There are no outstanding securities convertible into or exchangeable for the capital stock of CPI or the membership interests of CEM. Except as set forth on Schedule 4.15(c), there are no outstanding options, warrants or other rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase from CEM or CPI of any capital stock or other equity interests.

4.16  Financial Statements.  Attached hereto as Schedule 4.16 are the unaudited balance sheets and income statements of CEM, CPI, each Project Company, each Investor Subsidiary and each Service Subsidiary and the unaudited combined statements of cash flows of CEM and CPI as of and for the year ended December 31, 2006, and the three-month period ending March 31, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and present fairly the financial condition of CEM, CPI, each Project Company, each Investor Subsidiary and each Service Subsidiary, respectively, as applicable, as of the dates set forth therein and their respective results of operations for the periods set forth therein.

4.17  Absence of Certain Changes.  Except as set forth on Schedule 4.17, since December 31, 2006:

(a)  Neither CEM, CPI, any Investor Subsidiary nor any Service Subsidiary has suffered any damage, destruction or loss which has not been disclosed to Buyer, whether or not covered by insurance, which has had a Material Adverse Effect;

(b)  Without limiting any other representation made by Seller herein, to the Knowledge of Seller, neither CEM, CPI, any Investor Subsidiary nor any Service Subsidiary has suffered or experienced any Material Adverse Effect which has not been disclosed to Buyer which would constitute a breach of any other representation made by Seller herein;

(c)  Neither CEM, CPI, any Investor Subsidiary nor any Service Subsidiary has issued or agreed to issue any additional common stock, membership interests or general or limited partnership interests or other equity interests in such Person;

(d)  Neither CEM, CPI, any Investor Subsidiary nor any Service Subsidiary has encumbered any of its assets or incurred any Indebtedness, other than unsecured liabilities incurred in the ordinary course of business and consistent with past practice and Permitted Liens;

(e)  Neither CEM, CPI, any Investor Subsidiary nor any Service Subsidiary has entered into any contract or agreement, including, without limitation, new loans or capital expenditures, that will bind such Person beyond the Closing and will involve aggregate expenditures in excess of $250,000, except the CEM Agreements and CPI Agreements;

(f)  Neither CEM, CPI, any Investor Subsidiary nor any Service Subsidiary has acquired, sold or transferred any material asset of any such Person other than in the ordinary course of business and consistent with past practice; and

(g)  Neither CEM, CPI, any Investor Subsidiary nor any Service Subsidiary has amended or changed any of its governing corporate, limited liability company, general partnership or limited partnership documents.

4.18  Bankruptcy.  There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against CEM or CPI.

4.19  Books and Records.  The company records of CEM and CPI have been made available to Buyer prior to the execution of this Agreement and contain a true and complete records, in all material respects, of all material action taken at all meetings and by all written consents in lieu of meetings of boards of directors and other similar governing bodies of said entities.

4.20  Project Companies.

(a)  Organization; Good Standing. Each of the Project Companies is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing under the laws of the state of its formation or incorporation, is qualified to do business and is in good standing under the laws of each jurisdiction in which its business as now being conducted shall require it to be so qualified, except where the failure to be so qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Validity of Agreement. Except as set forth on Schedule 4.20(b), the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not require any material consent or waiver by any Person, or give rise to any rights of first refusal or similar preemptive rights under, conflict with, result in a material breach of any provision of, constitute a material default under, result in the material modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Project Contracts.

(c)  Subsidiaries. Except as set forth on Schedule 4.20(c), none of the Project Companies has any Subsidiaries or otherwise owns or controls, directly or indirectly, any equity interest in any corporation, partnership, joint venture, limited liability company, association or other business entity.

(d)  No Options. Except as set forth on Schedule 4.20(d), there are no outstanding options, warrants or other rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase from any Project Company of any general or limited partnership interests, membership interests, capital stock or other equity interests, other than any such rights or agreements, if any, set forth in the Project Company Agreement of such Project Company.

(e)  Financial Statements; Liabilities. Except as and to the extent (A) shown or provided for in the Financial Statements for the year ended December 31, 2006 with respect to the Project Companies, (B) set forth on Schedule 4.20(e), (C) arising under the Project Contracts, or (D) the existence of which would not constitute a breach of any other representation or warranty made herein to by the Knowledge of Seller, each of the Project Companies has no liabilities or obligations (whether accrued, absolute or contingent) arising prior to December 31, 2006 which are or which would reasonably be expected to become a claim against such Project Company or a Lien, other than a Permitted Lien, against any of the assets or properties of such Project Company, in each case, that has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(f)  Absence of Certain Changes. Except as set forth on Schedule 4.20(f), since December 31, 2006:

(i)  To the Knowledge of Seller, none of the Project Companies has suffered any damage, destruction or loss which has not been disclosed to Buyer, whether or not covered by insurance, which has had a Material Adverse Effect;

(ii)  Without limiting any other representation made by Seller herein, to the Knowledge of Seller, none of the Project Companies has suffered or experienced any Material Adverse Effect which has not been disclosed to Buyer which would constitute a breach of any other representation made by Seller herein;

(iii)  None of the Project Companies has issued or agreed to issue any additional common stock, membership interests or general or limited partnership interests or other equity interests in such Project Company;

(iv)  None of the Project Companies has encumbered any of its assets or incurred any Indebtedness, other than unsecured liabilities incurred in the ordinary course of business and Permitted Liens; and

(v)  None of the Project Companies has entered into any contract or agreement, including, without limitation, new loans or capital expenditures, that will bind such Project Company beyond the Closing and will involve annual expenditures in excess of $250,000, except the Major Project Contracts and the Replacement PPA.

(g)  Ownership or Lease of Project Facilities and Equipment. Each Project Company owns, leases or otherwise has the right to use all real property, including all fixtures and improvements situated thereon, and owns, leases or otherwise has the right to use all equipment and personal property, tangible and intangible, in each case which is used in the day to day operations of the business of such Project Company and which is necessary to conduct the business of such Project Company in the manner in which it is presently conducted except where the failure to so own, lease or have the right to use would not materially and adversely effect the business or operation of such Project Company.

(h)  Taxes. Except as set forth on Schedule 4.20(h), each of the Project Companies has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all material Tax Returns required to be filed by it, and all such Tax Returns were correct in all material respects at the time of filing, and (ii) timely paid or caused to have been paid on its behalf all Taxes shown as due on filed Tax Returns.

(i)  Rights of Third Parties. Except as set forth on Schedule 4.20(i), none of the Project Companies has entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in, or with respect to, any real or personal property of such Project Company other than in the ordinary course of business, and no person or entity has any right to possession or occupancy of any property of such Project Company, in each case except to the extent arising under Permitted Liens, the Major Project Contracts or any leases, licenses, easements or other agreements entered into in the ordinary course of business.

(j)  Title to Properties.

(i)  Except as set forth on Schedule 4.20(j)(i), each Project Company has good and valid title to all of the properties which such Project Company owns as reflected in the Financial Statements as of and for the period ended December 31, 2006 with respect to the Project Companies, and such properties are not subject to any Lien, other than Permitted Liens.

(ii)  Except as set forth on Schedule 4.20(j)(ii), all material leases pursuant to which each Project Company leases personal or real property are valid and are enforceable against such Project Company and, to the Knowledge of Seller, enforceable by such Project Company, in each case in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect, affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(k)  Additional Information. The following additional information concerning the Project Companies is set forth on Schedule 4.20(k):

(i)  Major Project Contracts. A list of all of the Major Project Contracts;

(ii)  Insurance. A list of all of the current insurance policies for each Project Company;

(iii)  Litigation. A description of all litigation and other administrative, arbitration, grievance or other proceedings which, to the Knowledge of Seller, is pending or overtly threatened, in each such case in which any Project Company is a party or is reasonably likely to become a party, or involving any Project Company, its business, its properties, or the Project Company Interests, except actions, if any, instituted by Buyer or any of its Affiliates;

(iv)  Indebtedness. A list of all indebtedness for borrowed money of each Project Company in excess of $100,000; and

(v)  Project Permits. A list of the Project Permits with respect to each Project Company.

(l)  Insurance. The insurance policies listed on Schedule 4.20(k) are in full force and effect.

(m)  Default. Except as set forth on Schedule 4.20(m), none of the Project Companies nor, to the Knowledge of Seller, any of the other parties to the Project Contracts, is in material default under, nor has any event occurred which, with notice or the lapse of time or both, would result in a material default on the part of any Project Company under, any of the material Project Contracts. Except as set forth on Schedule 4.20(m), each of the Project Contracts is valid, legally binding and enforceable against the Project Company a party thereto and, to the Knowledge of Seller, enforceable by such Project Company, in each case in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect, affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(n)  Environmental Matters. Except as set forth on Schedule 4.20(n):

(i)  To the Knowledge of Seller, no Releases of Hazardous Substances have occurred at, onto, from, under or in any of the Project Facilities with respect to which remedial action is required by law which has not been completed;

(ii)  To the Knowledge of Seller, there are no Environmental Conditions at any of the Project Facilities for which remedial action is required by law which has not been completed;

(iii)  There are no Environmental Claims against any Project Company or relating to one or more of the Project Facilities, which are pending or, to the Knowledge of Seller, overtly threatened;

(iv)  To the Knowledge of Seller, no underground storage tanks are currently located at any of the Project Facilities;

(v)  All material permits, licenses, approvals, consents and orders required under Environmental Laws for the operation of the Project Facilities (each an “Environmental Permit”) as of the date hereof have been obtained, are in effect and are being complied with in all material respects; and

(vi)  Seller has (A) disclosed, or upon obtaining Knowledge thereof will disclose prior to Closing, to Buyer all environmental investigation reports of which Seller has Knowledge which have been prepared by any third party since January 1, 2004 relating to environmental conditions at the Project Facilities, and (B) provided, or upon obtaining Knowledge thereof will disclose prior to Closing, to Buyer copies of, and have listed in Schedule 4.20(n), all such reports which, to the Knowledge of Seller, are currently in the Project Companies’ possession.

(o)  Labor Matters. There are no collective bargaining agreements to which any of the Project Companies are subject.

(p)  Legal and Regulatory Compliance. Except (i) as set forth on Schedule 4.20(p), each Project Company operates its businesses in compliance in all material respects with, and the Project Facilities conform to, all applicable federal, state and local laws and all governmental regulations, and none of the Project Companies has received any written notice of noncompliance with any such laws or regulations relating to events, conditions or occurrences which if not remedied would have a Material Adverse Effect. Except as set forth on Schedule 4.20(p), each Project Company holds the Project Permits with respect to such Project Company, each Project Permit is in full force and effect, and each Project Company is in material compliance with the terms and conditions of its respective Project Permits. The consummation of the transactions contemplated by this Agreement will not give rise to any right of termination, cancellation or consent under the terms, conditions or provisions of any Project Permit.

4.21  Disclaimers.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE PROJECT FACILITIES AND ANY OTHER ASSETS OF CPI, CEM, THE INVESTOR SUBSIDIARIES, THE SERVICE SUBSIDIARIES AND THE PROJECT COMPANIES ARE BEING ACQUIRED BY BUYER “AS IS” AND “WHERE IS”, AND EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, AS TO LIABILITIES, OPERATIONS OF THE PROJECT FACILITIES AND ANY OTHER ASSETS OF CPI, CEM, THE INVESTOR SUBSIDIARIES, THE SERVICE SUBSIDIARIES AND THE PROJECT COMPANIES (COLLECTIVELY, THE “ACQUIRED ASSETS”), THE TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED ASSETS, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PURCHASED ASSETS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE FOREGOING.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1  Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer has heretofore delivered to Seller complete and correct copies of its operating agreement (or other similar governing documents) as currently in effect.

5.2  Authority Relative to this Agreement.  Buyer has full organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action required on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer. Subject to the receipt of Buyer Required Regulatory Approvals, this Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.3  Consents and Approvals; No Violation.

(a)  Except as set forth on Schedule 5.3(a), and other than obtaining Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach or violation of any provision of the operating agreement (or other similar governing documents) of Buyer, or (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority prior to the Closing, or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement (“Buyer Material Adverse Effect”) or (iv) violate any law, regulation, order, judgment or decree applicable to Buyer, which violations, individually or in the aggregate, would create a Buyer Material Adverse Effect.

(b)  Except as set forth on Schedule 5.3(b) (the filings and approvals referred to in such Schedule are collectively referred to as the “Buyer Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for Buyer’s execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, other than such consents, approvals, filings or notices, which, if not obtained or made, will not prevent Buyer from performing its obligations under this Agreement.

5.4  Legal Proceedings.  There are no actions or proceedings pending against Buyer before any court or arbitrator or Governmental Authority, which, individually or in the aggregate, would reasonably be expected to create a Buyer Material Adverse Effect. Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which would, individually or in the aggregate, create a Buyer Material Adverse Effect.

5.5  Inspections.  Buyer acknowledges and agrees that it has, prior to its execution of this Agreement, had full opportunity to conduct and has completed to its satisfaction Inspections of the Project Facilities. Buyer acknowledges that it is satisfied through such review and Inspections that no further investigation and study on or of the Project Facilities are necessary for the purposes of acquiring the CPI Stock and the CEM Membership Interests.

5.6  Securities Laws.  Buyer is an experienced and knowledgeable investor in the U.S. power generation and development business. Prior to entering into this Agreement, Buyer was advised by its counsel, accountants, financial advisors, and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on Seller’s representations and warranties expressly contained herein and an independent investigation and evaluation of, and appraisal and judgment with respect to, the CPI Stock and the CEM Membership Interests and the revenue, price, and expense assumptions applicable thereto. Buyer hereby acknowledges that neither the CPI Stock nor the CEM Membership Interests have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the CPI Stock and the CEM Membership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the CPI Stock and the CEM Membership Interests and has the ability to bear the economic risk of this investment for an indefinite period of time.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1  Conduct of Business.

(a)  From the date of this Agreement through the Closing Date, except as Buyer may otherwise approve (which approval shall not be unreasonably withheld) or as otherwise expressly contemplated by this Agreement, CEM and CPI shall, and shall cause its Subsidiaries to, (a) conduct their businesses in the ordinary course in accordance with past practice, (b) use Commercially Reasonable Efforts to preserve intact their respective business organizations and goodwill and assets, (c) use Commercially Reasonable Efforts to keep available the services provided by their respective present officers and key employees, and (d) use their Commercially Reasonable Efforts to maintain satisfactory relationships with others having business relationships with CEM and CPI and their Subsidiaries. Except as described in Schedule 6.1(a) or as expressly contemplated by this Agreement or to the extent Buyer otherwise consents in writing, during the period from the date of this Agreement to the Closing Date (which consent shall not be unreasonably withheld), Seller shall not cause or permit CPI, CEM, any Investor Subsidiary, and Service Subsidiary or any Project Company, other than the Hartwell Partnership, to take, and Seller shall not cause or permit CPI or any Investor Subsidiary to exercise any rights under the Hartwell Partnership’s Project Company Agreement to cause the Hartwell Partnership to take, any of the following actions: (i) incur indebtedness for borrowed money, (ii) grant any Liens on its assets, other than Permitted Liens, (iii) enter into any Material Contract or terminate or amend any Material Contract to which any such Person becomes or is a party, (iv) dispose of any material assets of any such Person, (v) make any distribution in respect of the equity securities of or other ownership interest in such Person, except in the ordinary course of business and consistent with past practice of such Person, or as required by such Person’s Project Company Agreement or other governing documents, or as contemplated by, or required to effectuate the provisions of, Section 2.2 of this Agreement, (vi) revoke any election under Section 754 of the Code, (vii) issue any equity or debt securities, (viii) amend its respective Project Company Agreement or other governing documents, (ix) waive, compromise, or settle any material claim, or (x) voluntarily incur any material liability except in the ordinary course of business. For purposes of this Section 6.1, a “Material Contract” shall mean any Major Project Contract and any contract entered into in the ordinary course of business that (x) requires payments by any such Person in excess of $250,000 in the aggregate, or (y) does not provide, either, that the term thereof is three (3) months or less, or that it may be terminated without liability on three (3) months or less notice. Notwithstanding the foregoing, Seller may, from the date hereof and prior to the Closing, take or cause to be taken any such action with respect to the Project Facilities which Seller in good faith determines is necessary, appropriate and advisable to respond to emergency or similar conditions or, in accordance with prudent utility practice to avoid substantial impairment to the Project Facilities. Seller shall give Buyer prompt notice of Seller’s taking any such action and, to the extent practicable under the circumstances, advance notice thereof. On or prior to the Closing, Seller shall assign or cause to be assigned at Seller’s sole cost and expense any Major Project Contracts, CEM Agreements and CPI Agreements to which Seller or any Affiliates or Subsidiaries of Seller is a party to the appropriate Project Company, CEM or CPI.

(b)  The Parties hereby acknowledge and agree that Seller shall be entitled to cause and permit the Project Companies to enter into a replacement or extension power purchase agreement for the Brush 4D Project and the right of first offer agreement referred to therein substantially in the form of the drafts thereof referenced on Schedule 6.1(b) with such changes therein as the Parties shall mutually agree, such agreement not to be unreasonably withheld or delayed (collectively, the “Replacement PPA”).

6.2  Access to Information.

(a)  Between the date of this Agreement and the Closing Date, Seller will, at reasonable times and upon reasonable notice and subject to compliance with all applicable laws and, in the case of the Hartwell Partnership, the Hartwell Partnership’s Project Company Agreement: (i) give Buyer and its Representatives reasonable access to CEM and CPI’s managerial personnel and to all books, records, plans, equipment, offices and other facilities and properties of CEM and CPI and the Project Facilities; (ii) furnish Buyer with such financial and operating data and other information with respect to CEM and CPI as Buyer may from time to time reasonably request, and permit Buyer to make such reasonable Inspections of the properties of CEM and CPI and the Project Facilities as Buyer may request; (iii) furnish Buyer at its request a copy of each material report, schedule or other document filed by CEM or CPI or any of their respective Affiliates with respect to the business or operations of CEM, CPI and the Project Companies with any Governmental Authority; and (iv) furnish Buyer with all such other information as shall be reasonably necessary to enable Buyer to verify the accuracy of the representations and warranties of Seller contained in this Agreement; provided, however, that (A) any such Inspections and investigations shall be conducted in such a manner as not to interfere unreasonably with the business or operations of CEM or CPI or any Project Company, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation not to supply. Buyer shall not, however, have the right to perform or conduct any environmental sampling or testing at, in, on or underneath any of the Project Facilities.

(b)  Each Party shall, and shall use its best efforts to cause its Representatives to, (i) keep all Proprietary Information of the other Party confidential and not to disclose or reveal any such Proprietary Information to any person other than such Party’s Representatives and (ii) not use such Proprietary Information other than in connection with the consummation of the transactions contemplated hereby. The obligations of the Parties under this Section 6.2(b) shall be in full force and effect for two (2) years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and the closing of the transactions contemplated by this Agreement.

(c)  For a period of seven (7) years after the Closing Date (or such longer period as may be required by applicable law or by any other provision of this Agreement), Seller and its Representatives shall have reasonable access to all of the books and records of CEM and CPI and/or any of their Subsidiaries, in the possession of Buyer to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the business of CEM, CPI or any of their respective Subsidiaries conducted prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance written notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it or Buyer with respect to such access. If Buyer shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period (or any such longer period), Buyer shall, prior to such disposition, give Seller a reasonable opportunity at Seller’s reasonable expense, to segregate and remove such books and records as Seller may select.

(d)  For a period of seven (7) years after the Closing Date (or such longer period as may be required by applicable law or by any other provision of this Agreement), Buyer and its Representatives shall have reasonable access to all of the books and records of Seller and/or any Subsidiaries of Seller, in the possession of Seller to the extent that such access may reasonably be required by Buyer in connection with matters relating to or affected by the business of CEM, CPI or any of their respective Subsidiaries. Such access shall be afforded by Seller upon receipt of reasonable advance written notice and during normal business hours. Buyer shall be solely responsible for any costs or expenses incurred by it or Seller with respect to such access. If Seller shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period (or any such longer period), Seller shall, prior to such disposition, give Buyer a reasonable opportunity at Buyer’s reasonable expense, to segregate and remove such books and records as Buyer may select.

(e)  Notwithstanding the terms of Section 6.2(b) above, the Parties agree that prior to the Closing Buyer may reveal or disclose Proprietary Information to any other Persons in connection with Buyer’s financing of its purchase of the CPI Stock and CEM Membership Interests or any equity participation in Buyer’s purchase of the CPI Stock and CEM Membership Interests, provided that such Persons are obligated to maintain the confidentiality of the Proprietary Information in accordance with this Agreement.

(f)  Upon the other Party’s prior written approval (which will not be unreasonably withheld or delayed), either Party may provide Proprietary Information of the other Party to the SEC, FERC or any other Governmental Authority with jurisdiction or any stock exchange, as may be necessary to obtain Seller’s Required Regulatory Approvals, or Buyer Required Regulatory Approvals, respectively, or to comply generally with any relevant law or regulation. The disclosing Party will seek confidential treatment for the Proprietary Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Proprietary Information.

(g)  Except as specifically provided herein or in the Confidentiality Agreement, nothing in this Section shall impair or modify any of the rights or obligations of Buyer or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms.

(h)  Except as may be permitted in the Confidentiality Agreement, Buyer agrees that, prior to the Closing Date, it will not contact any vendors, off-takers, suppliers, employees, or other contracting parties of CEM, CPI or their respective Affiliates with respect to any aspect of the business or operations of CEM, CPI or any Project Company or the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(i)  Buyer shall not contact any Governmental Authority regarding any pending, threatened or potential Environmental Claim or with respect to any Environmental Permit relating to the Project Companies without Seller’s prior written consent.

(j)  At Buyer’s request, prior to the Closing Date, Seller shall permit Buyer to have one representative located at each of CPI’s and CEM’s main offices for the purpose of observing their business operations. Seller shall cause CPI and CEM to provide Buyer’s representatives with reasonable use of office space, telephone and similar communications and office services and shall provide Buyer’s representatives with reasonable access to representatives of CPI and CEM in order to assist Buyer in making an orderly transition of CPI and CEM and their respective Subsidiaries following the Closing.

6.3  Public Statements.  Subject to the requirements imposed by any applicable law or any Governmental Authority or stock exchange, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by any Party without the prior approval of the other Parties (which approval shall not be unreasonably withheld). The Parties agree to cooperate in preparing such announcements.

6.4  Expenses.  Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary herein, Buyer will be responsible for all filing fees under the HSR Act.

6.5  Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase and sale of the CPI Stock and the CEM Membership Interests pursuant to this Agreement, including without limitation using its best efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions hereunder. Buyer agrees to perform all conditions required of Buyer in connection with Seller’s Required Regulatory Approvals, other than those conditions which would create a Material Adverse Effect on the Buyer or its Subsidiaries after giving effect to the transactions contemplated by this Agreement. None of the Parties hereto shall, without prior written consent of the other Party, take or fail to take any action, which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

6.6  Consents and Approvals.

(a)  As promptly as practicable after the date of this Agreement, Seller and Buyer, as applicable, shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall use their respective Commercially Reasonable Efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer will pay all filing fees under the HSR Act, but each Party will bear its own costs of the preparation and prosecution of any filing.

(b)  As promptly as practicable, and in any case within ten (10) days after the date of this Agreement, Seller and Buyer, as applicable, shall file or cause to be filed with the FERC such applications as are necessary to obtain required FERC approval for the various transactions contemplated hereby. The Parties shall consult with each other regarding such filings and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. If appropriate, the Parties will submit a joint application to the FERC seeking such required approvals. The Parties shall respond promptly to any requests for additional information made by the FERC, and use their respective best efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and prosecution of any such filing.

(c)  As promptly as practicable after the date of this Agreement, Buyer and Seller shall make all such other filings and applications with Governmental Authorities seeking any other approval or authorization as may be required for the consummation of the transactions contemplated hereby. The Parties shall respond promptly to any requests for additional information made by any such Governmental Authority and shall use their respective best efforts to obtain any such approval at the earliest possible date after the date of the filing. Each Party shall bear its own costs of the preparation and prosecution of such filings.

6.7  Use of Centennial Marks.  Effective upon the Closing Date, Seller grants Buyer a perpetual, irrevocable, royalty-free license to use the name and trademark “CENTENNIAL POWER”. Buyer acknowledges and agrees that Seller is the owner of the Intellectual Property Rights in the trademark “CENTENNIAL POWER” when used in connection with the provision of energy, power and other related services. Buyer further acknowledges and agrees that it obtains no Intellectual Property Rights to or any other right to use the Centennial Marks other than as provided in this Section 6.7. Buyer agrees never to challenge Seller’s (or its Affiliates’) ownership of the Centennial Marks or any application for registration thereof or any existing registration thereof or any other rights of Seller or its Affiliates therein as a result, directly or indirectly, of Buyer’s ownership of the CPI Stock and the CEM Membership Interests. Buyer further agrees never to apply for, either directly or through its Affiliates and/or successors and permitted assigns, any federal or state trademark, service mark or any other Intellectual Property Right featuring the term “CENTENNIAL POWER” or any variation, deviation, modification or abbreviation thereof. Buyer warrants that its provision of services or products under the trade name “CENTENNIAL POWER” shall conform to the quality and standards adhered to by Seller and that Seller shall have the right, upon reasonable request, to review and modify, for quality assurance purposes, Buyer’s use of the trademark “CENTENNIAL POWER” in Buyer’s advertising and marketing. Within sixty (60) days after the Closing Date, Buyer shall, except for the trademark “CENTENNIAL POWER”, (i) remove the Centennial Marks from the assets of CPI, CEM, the Project Companies, the Investor Subsidiaries and the Service Subsidiaries, including signage at the Project Facilities, and provide written verification thereof to Seller promptly after completing such removal and (ii) return or destroy (with proof of destruction) all other assets of CPI, CEM, the Project Companies, the Investor Subsidiaries and the Service Subsidiaries that contain any Centennial Marks that are not removable.

6.8  Fees and Commissions.  Seller, on the one hand, and Buyer, on the other hand, represent and warrant to the other that, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transaction contemplated hereby by reason of any action taken by the Party making such representation, except that Seller has engaged, and shall bear the liability for the commissions and fees of, Goldman, Sachs & Co. in connection with the transactions contemplated hereby. Seller, on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder’s fees incurred by reason of any action taken by the indemnifying party.

6.9  Tax Matters.

(a)  Section 338(h)(10) Elections.

(i)  Seller and Buyer shall jointly make or cause to be made timely and irrevocable elections under Section 338(h)(10) of the Code (the “Election”) with respect to the sale of each of CPI and CEM and the deemed sale of each of the Investor Subsidiaries, the Service Subsidiaries and the Project Companies constituting corporations for federal income Tax purposes, except that no such elections shall be made with respect to Hartwell Power Company (such entities for which elections shall be made, the “338(h)(10) Election Entities”). In addition, Seller and Buyer shall jointly make all elections under state and local Tax law comparable to the elections under Section 338(h)(10) or Section 338(g) as available, unless such state or locality does not have a provision comparable to Section 338(h)(10) or Section 338(g), in which case no election shall be made in such state or locality (together with the Election, the “Section 338(h)(10) Elections”). Seller and Buyer shall and shall cause their respective Subsidiaries and Affiliates to (i) treat the Section 338(h)(10) Elections as valid, (ii) file all Tax Returns in a manner consistent with such Section 338(h)(10) Elections and (iii) take no position contrary thereto. Seller shall be responsible for and shall timely pay or cause to be timely paid to applicable Governmental Authorities all Income Taxes imposed on Seller and all 338(h)(10) Election Entities that are attributable to the making of the Section 338(h)(10) Elections, provided, however, that for any state or local jurisdiction that imposes Income Tax on both the sale (or deemed sale) of the stock of a 338(h)(10) Election Entity and the deemed sale of assets of such 338(h)(10) Election Entity, Seller shall be responsible for only the Income Tax imposed on the sale (or deemed sale) of the stock of such 338(h)(10) Election Entity and Buyer shall be responsible for and shall timely pay or cause to be timely paid to applicable Governmental Authorities all Income Taxes imposed on the deemed sale of assets of such 338(h)(10) Election Entity (such Taxes for which Buyer is responsible, the “Buyer 338 Liability”).

(ii)  Prior to the Closing, Buyer shall (A) determine the amount of the adjusted grossed-up basis and aggregate deemed sales price with respect to each of the 338(h)(10) Election Entities and the allocation of such amounts among the assets of each of the 338(h)(10) Election Entities on a separate entity basis in accordance with Section 338(h)(10) of the Code and applicable Treasury Regulations thereunder and (B) deliver a schedule of all such determinations to Seller and provide Seller with a reasonable opportunity to review, comment on, and consent to such schedule prior to the Closing, which consent shall not be unreasonably withheld or delayed (the “338 Allocation”). Buyer shall promptly revise the 338 Allocation to reflect the Adjustment, as finally determined pursuant to Section 3.3 of the Agreement and Buyer shall promptly forward a draft of the revised 338 Allocation to Seller for Seller’s consent, which consent shall not be unreasonably withheld or delayed. Seller and Buyer shall take, and shall cause their respective Affiliates to take, no action inconsistent with, or fail to take any action necessary for the validity of each Section 338(h)(10) Election, and shall adopt and utilize, and cause their respective Affiliates to adopt and utilize, the asset values prescribed in the 338 Allocation (as revised by Seller and Buyer) in making such allocations for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocations.

(iii)  The Purchase Price allocable to Hartwell Independent Power Partners, Inc. and Hart County IPP, Inc. and the share of each such entity of the liabilities of the Hartwell Partnership shall be allocated among the assets of the Hartwell Partnership as of the Closing Date in accordance with a schedule to be prepared in accordance with the rules under Code Sections 743(b), 751, 755 and 1060 (the “754 Allocation Schedule”). Buyer shall deliver a draft of the 754 Allocation Schedule to Seller and the Hartwell Partnership as soon as practicable after the date of this Agreement, and Buyer, Seller and the Hartwell Partnership shall mutually agree upon the 754 Allocation Schedule at or prior to the Closing. Buyer and Seller shall not, and Seller shall use all Commercially Reasonable Efforts to cause the Hartwell Partnership to not, unreasonably withhold its approval and consent with respect to the 754 Allocation Schedule. Buyer and Seller agree that the 754 Allocation Schedule shall be amended to reflect any post-Closing adjustments to the allocation that are required by applicable federal income Tax law. Unless otherwise required by applicable law, Buyer and Seller agree to act, and to cause their Affiliates and the Hartwell Partnership to act, in accordance with the computations and allocations contained in the 754 Allocation Schedule (taking into account any such amendment thereto) in any relevant Tax Returns or similar filings (including forms or reports, if any, required to be filed pursuant to Code Section 1060), to cooperate in the preparation of any such filings, to timely file such filings in the manner required by applicable law and to not take any position inconsistent with such 754 Allocation Schedule in any Tax Return, in any refund claim, in any litigation, or otherwise.

(b)  Return Filing, Payments, Refunds and Credits.

(i)  Seller shall prepare or cause to be prepared and file or cause to be filed all Federal, state and local Tax Returns for (x) CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies (other than Hartwell Partnership) (the “Target Entities”) for all Pre-Closing Tax Periods of such entities, including the consolidated federal income Tax Return of MDU Resources Group, Inc. for the Tax period ending on December 31, 2007, and (y) any Affiliated Group that includes any of the Target Entities (other than an Affiliated Group that has no members other than two or more of the Target Entities) (an “MDU Affiliated Group”). Each such Tax Return shall be prepared in a manner consistent with past practice. Buyer shall not, and shall cause its Affiliates not to, amend, refile, modify or revoke such Tax Returns (or any notification or election relating thereto) without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, for the avoidance of doubt, that the Seller shall be deemed to have reasonably withheld its consent if any such action by Buyer or its Affiliates could reasonably be expected to have an adverse impact upon any Taxes or Tax Returns (or Tax attribute) of Seller or any of its Affiliates for any Tax period ending on or prior to the Closing Date or any Straddle Period. Buyer and Seller shall act in good faith to resolve any disputes, but in the event Buyer and Seller do not resolve any disputed items by agreement, either Buyer or Seller may refer such dispute to an Independent Accounting Firm for resolution, and the decision of the Independent Accounting Firm shall be final and binding on Buyer and Seller and their respective Affiliates. The costs, expenses and fees of the Independent Accounting Firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. Buyer shall and shall cause its Affiliates to timely provide Seller with all information as Seller shall reasonably request in connection with the preparation of such Tax Returns. Seller and its Affiliates shall be responsible for payment of any Income Taxes, and shall be entitled to any refunds or credits of Income Taxes, shown as due on such Tax Returns, except that Buyer and its Affiliates shall be responsible for the timely payment of any Buyer 338 Liability and any Income Taxes resulting from any transaction or event that is not in the ordinary course of business and occurs after the Closing on the Closing Date. Buyer shall timely pay or cause to be timely paid all Taxes (other than Income Taxes) shown as due on such Tax Returns. The income or loss or other items to be reported on the federal income Tax Return to be filed for CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies (other than the Hartwell Partnership) for the period that began on January 1, 2007 and ends on the Closing Date shall be based upon a closing of the books as of the close of business on the Closing Date, consistent with Treasury Regulation Section 1.1502-76(b). Buyer and Seller shall use Commercially Reasonable Efforts to cause the Investor Subsidiaries’ distributive shares of the income or loss of the Hartwell Partnership for the fiscal year that includes the Closing Date to be reported in the Tax Return described in the preceding sentence and determined based upon a hypothetical closing of the books of Hartwell Partnership as of the Closing Date, consistent with Treasury Regulation Section 1.1502-76(b)(2)(vi)(A). Notwithstanding anything in this Agreement to the contrary, Buyer and Seller agree that all transactions and events in respect of any of the Target Entities and the Hartwell Partnership that are not in the ordinary course of business and occur after the Closing on the Closing Date shall be reported on the Tax Return(s) of Buyer and its Affiliates to the extent required or permitted by Treasury Regulation section 1.338-1(d) or 1.1502-76(b)(1)(ii)(B) or other applicable federal or state Tax law.

(ii)  Buyer shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 6.9(b)(i), timely prepare and file or cause to be timely prepared and filed all Tax Returns of CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies (other than Hartwell Partnership). For any Straddle Period Tax Return that is the responsibility of Buyer under this Section 6.9(b)(ii), Buyer shall, and shall cause its Affiliates to, prepare such Tax Return in a manner consistent with past practices and with all Tax Returns prepared or caused to be prepared by Seller pursuant to Section 6.9(b)(i) with respect to the entity in question, and Buyer shall deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld) a copy of each such proposed Tax Return (accompanied, in the case of each Income Tax Tax Return, by an allocation of the Income Taxes shown to be due on such Tax Return between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date) at least thirty Business Days prior to (a) the due date for filing such Tax Return (giving effect to any validly obtained extensions), or (b) if there is no due date for filing, the actual filing date thereof. Buyer shall and shall cause its Affiliates to not unreasonably fail to reflect any comments received from Seller. Buyer shall timely pay or cause to be timely paid all Taxes shown as due on such Tax Returns. Seller shall reimburse Buyer for Income Taxes shown to be due on such Tax Returns as filed, to the extent allocable to the portion of such Straddle Period ending on the Closing Date, and Buyer shall promptly pay to Seller the amount of Income Taxes allocable to the portion of such Straddle Period beginning after the Closing Date to the extent such Income Taxes were paid on or prior to the Closing Date. Buyer shall promptly pay to Seller the amount of any refunds or credits of Income Taxes allocable to the portion of such Straddle Period ending on the Closing Date. For purposes of this Agreement, in the case of any Straddle Period, Income Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall be computed as if the Tax period ended on the Closing Date, except that any Buyer 338 Liability and any Income Taxes resulting from any transaction or event that is not in the ordinary course of business and occurs after the Closing on the Closing Date shall be allocable to the portion of such Straddle Period beginning after the Closing Date. Buyer shall not, and shall cause its Affiliates to not, amend, refile, modify or revoke any Straddle Period Tax Return (or any notification or election relating thereto) without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, for the avoidance of doubt, that the Seller shall be deemed to have reasonably withheld its consent if any such action by Buyer or its Affiliates could reasonably be expected to have an adverse impact upon any Taxes or Tax Returns (or Tax attribute) of Seller or any of its Affiliates for any Tax period ending on or prior to the Closing Date or any Straddle Period. Buyer and Seller shall act in good faith to resolve any disputes, but in the event Buyer and Seller do not resolve any disputed items by agreement, either Buyer or Seller may refer such dispute to an Independent Accounting Firm for resolution, and the decision of the Independent Accounting Firm shall be final and binding on Buyer and Seller and their respective Affiliates. The costs, expenses and fees of the Independent Accounting Firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

(iii)  Seller and its Affiliates shall be entitled to any refunds or credits of or against any Excluded Taxes and any other Taxes for which Seller or its Affiliates are responsible pursuant to this Agreement. Buyer shall, at Seller's reasonable request, file or cause the relevant entity to file for and use Commercially Reasonable Efforts to obtain any refund or credit to which Seller and its Affiliates are entitled.

(iv)  Buyer shall, and shall cause its Affiliates to, promptly forward to Seller and its Affiliates or reimburse Seller and its Affiliates for any refunds or credits of Taxes due Seller and its Affiliates (pursuant to the terms of this Section 6.9) after receipt thereof.

(v)  Buyer shall, and shall cause its Affiliates to, elect, where permitted by applicable law, to carry forward any item of loss, deduction or credit which arises in any Tax period beginning after the Closing Date.

(c)  Cooperation on Tax Matters.

(i)  Buyer and Seller shall (and each shall cause CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section and in connection with any audit, litigation or other proceeding with respect to Taxes for any Tax period ending on or prior to the Closing Date. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees (to the extent such employees were responsible for the preparation, maintenance or interpretation of information and documents relevant to Tax matters or to the extent required as witnesses in any Tax proceedings), available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (A) to retain, and (in the case of Buyer) to cause CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies to retain, all books and records with respect to Income Tax matters pertinent to CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies relating to any Tax period beginning before the Closing Date until six months after the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention obligations imposed by law or pursuant to agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)  Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(iii)  At Seller's request, Buyer shall cause CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies to make and/or join with Seller and any of Seller’s Affiliates in making after Closing any election for which such entity’s consent is required for any Tax period (or portion thereof) ending on or prior to the Closing Date, if the making of such election does not have a material adverse impact on Buyer (or any of its Affiliates) for any Tax period beginning after the Closing Date.

(d)  Contests.

(i)  Seller and Buyer shall notify the other Party in writing within fourteen (14) days or such shorter period as may be required thereby of receipt by it or any of its Affiliates of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation of such other Party pursuant to this Agreement and such timely notice shall specify in reasonable detail the basis for any claim included therein and shall include a copy of the relevant portion of any correspondence received from the taxing authority. If the recipient of such notice of a Tax Contest fails to provide such timely notice to such other Party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have adversely affected the indemnifying Party’s ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim, or demand for which the indemnified Party is entitled to indemnification hereunder, and the indemnifying Party’s indemnity obligations shall be reduced to the extent of any Tax or other liability incurred as a result of the delay or failure to receive such timely notice.

(ii)  If a Tax Contest relates to any Taxes for which Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Contest. If such Tax Contest relates to any Taxes for which Buyer is liable in full hereunder, Buyer shall at its own expense control the defense and settlement of such Tax Contest. The Party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its expense, including through its own counsel and other professional experts. Buyer and Seller shall jointly represent CEM, CPI, any Investor Subsidiary, any Service Subsidiary or any Project Company in any Tax Contest relating to Taxes for which both are liable hereunder, and fees and expenses related to such representation shall be paid equally by Buyer and Seller.

(iii)  Notwithstanding anything to the contrary in Section 6.9(d)(ii), to the extent that an issue raised in any Tax Contest controlled by one Party or jointly controlled could materially affect the liability for Taxes of the other Party, the controlling Party shall not, and neither Party in the case of joint control shall, enter into a final settlement without the consent of the other Party, which consent shall not be unreasonably withheld. Where a Party reasonably withholds its consent to any final settlement, that Party may continue or initiate further proceedings, at its own expense, and the liability of the Party that wished to settle (as between the consenting and the non-consenting Party) shall not exceed the liability that would have resulted from the proposed final settlement including interest, additions to Tax, and penalties that have accrued at that time, and the non-consenting Party shall indemnify the consenting Party for any liability in excess of liability that would have resulted from the proposed final settlement.

(iv)  Notwithstanding any other provision of this Agreement to the contrary, if a Tax Contest results in an increase in Income Taxes for which Seller is liable hereunder and such increase is attributable to adjustments based on timing differences which will reverse in Tax periods ending subsequent to the Closing Date, Buyer shall promptly pay to Seller, upon Seller's written request, an amount equal to the present value of the reduction in Income Taxes payable by the Buyer and its Affiliates in future Tax periods by reason of such reversal, determined by using a discount rate of 6% and an assumed Tax rate of 40%, and by assuming that such reduction in Income Taxes will occur in the year or years of reversal.

(e)  Tax Sharing Agreements. Any Tax sharing agreement or similar arrangement between Seller or any Affiliate of Seller (other than CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies) on the one hand, and any of CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries or the Project Companies on the other hand shall be terminated with respect to CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies, as applicable, as of the Closing Date.

(f)  Certain Taxes. Notwithstanding anything in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, whether imposed upon Seller, Buyer, CEM, CPI, any Investor Subsidiary, any Service Subsidiary or any Project Company (“Transfer Taxes”), shall be borne 50 percent by Seller and 50 percent by Buyer. Seller and Buyer shall, and shall cause their respective Affiliates, to prepare and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Buyer shall, and shall cause CEM, CPI, the Investor Subsidiaries, Service Subsidiaries and Project Companies to, join in the execution of all such Tax Returns and other documentation. All costs and expenses incurred in connection with the filing of all such Tax Returns and documentation hereunder shall be borne by Buyer.

(g)  Disputes. In the event that a dispute arises between Seller and Buyer as to the amount of Taxes, or indemnification, whether or not attributable to CEM or CPI, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved thirty (30) days thereafter, the Parties shall submit the dispute to an Independent Accounting Firm mutually appointed by Seller and Buyer for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

(h)  Alternative Structure. The Parties agree to discuss in good faith alternative structures to complete the transactions contemplated by this Agreement, but Buyer acknowledges that (x) no such alternatives shall delay the Closing Date or increase the risks or costs of the transactions to Seller or decrease the net after-tax proceeds received by Seller from the transactions and (y) that Seller shall have no obligation to agree to any such alternative structure.

6.10  Advice of Changes.  Prior to the Closing, each Party will promptly advise the other in writing with respect to any matter arising after execution of this Agreement of which that Party obtains knowledge and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto, or of any breach of any representation or warranty or of any other condition or circumstance that would excuse a Party of timely performance of its obligations hereunder. Subject to Buyer’s consent, Seller may cause CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries or the Project Companies to amend, substitute or otherwise modify any CEM Agreement, CPI Agreement or Project Contract to the extent that any such agreement expires by its terms prior to the Closing Date. Nothing contained herein shall relieve Seller or Buyer of any breach of representation, warranty or covenant under this Agreement existing as of the date hereof or any subsequent date as of which such representation, warranty or covenant shall have been made; provided, however, that Seller shall have no liability to Buyer for any breach of any representation, warranty or covenant hereunder which results from Buyer withholding its consent under the immediately preceding sentence. Notwithstanding the foregoing, Seller shall be entitled to cause BIV Generation and Brush Power, LLC to enter into the Replacement PPA subject to Section 6.1(b) hereof.

6.11  Consents.  Seller shall use Commercially Reasonable Efforts to obtain all consents and approvals for the consummation of the transactions contemplated hereby required under any CEM Agreement, CPI Agreement or Major Project Contract, and all required waivers of any rights of first refusal, rights of first offer, or similar preemptive rights with respect to any of the Project Company Interests necessary in order to consummate the transactions contemplated by this Agreement.

6.12  Buyer Financial Assurance. Simultaneous with the execution and delivery of this Agreement, Buyer is providing to Seller (a) an irrevocable standby letter of credit from Barclays Bank PLC in the stated amount of $50 million (the “Buyer LC”) which shall permit, subject to the terms and conditions of this Agreement, Seller to draw up to $50 million in payment of the Termination Fee, and (b) an equity commitment letter (the “Equity Commitment Letter”) from Natural Gas Partners VIII L.P. dated the date hereof, addressed to Buyer confirming the commitment and availability of not less than $120 million, which funds will be provided to Buyer on or before the Closing Date in order to fund a portion of the payment of the Purchase Price.

6.13  Financing Cooperation.  At Buyer’s request, Seller shall, and shall use its reasonable efforts to cause CEM, CPI and their respective Subsidiaries to, provide reasonable cooperation with Buyer and Buyer’s lenders in connection with Buyer obtaining debt financing for the consummation of the transactions contemplated hereby, including making representatives of such parties available at reasonable times in connection with the syndication of such debt financing and related activities.

6.14  Employee and Benefit Plans.

(a)  Except as specifically provided in this Section 6.14, Seller shall, and shall cause, CEM, CPI, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies to take all necessary actions, including compliance with all applicable Laws, such that (i) immediately prior to the Closing, none of these entities shall sponsor, maintain, participate in, contribute to or have an obligation to contribute to any Benefit Plan or Benefit Agreement on or after the Closing, and (ii) Seller shall retain all Liabilities with respect to the Benefit Plans and Benefit Agreements, including but not limited to liability for all employer contributions required to be made to a Benefit Plan which is a cash or deferred arrangement qualified under Section 401(a) and 401(k) of the Code. As of the Closing Date, Buyer shall waive all pre-existing condition limitations under Buyer’s health care plan for employees continuing in employment with Buyer on and after the Closing Date (“Continuing Employees”) and covered by the health care plan in which CEM, CPI, the Investor Subsidiaries, Service Subsidiaries and any of the Project Companies participated immediately prior to the Closing Date (the “Seller Health Plan”), and shall provide such health care coverage substantially similar in the aggregate to the Seller Health Plan effective as of the Closing Date without the application of any eligibility period for coverage. In addition, with respect to Continuing Employees, Buyer shall cause its health care plan to credit all employee payments toward deductible and co-payment obligations limits under the Seller Health Plan for the plan year that includes the Closing Date as if such payments had been made for similar purposes under Buyer’s health care plan during the plan year that includes the Closing Date.

(b)  Notwithstanding the provisions of Section 6.14(a), Seller shall spin-off and transfer all of the obligations and liabilities of any Benefit Plan that is a Section 125 flexible spending plan (the “Seller 125 Plan”) attributable to employees of CPI and CEM and their dependents and beneficiaries to a Section 125 flexible spending plan to be established by CEM (the “New 125 Plan”) immediately prior to the Closing Date, and the New 125 Plan shall credit each such employee's flexible spending account with the balance so transferred. Each employee eligible to participate in the New 125 Plan shall be permitted to continue his or her election in effect under the New 125 Plan for the remainder of the calendar year in which the Closing shall occur, subject to the limitation on contributions contained in the Seller 125 Plan, and CEM shall honor any such election, and the New 125 Plan shall honor (and shall be solely liable for) any claims incurred by an employee in the calendar year, which would otherwise be an eligible expense under the Seller 125 Plan, whether or not such expense was incurred before, on or after the Closing Date. Seller shall provide Buyer with all information reasonably requested by Buyer in order for CEM and the New 125 Plan to satisfy the obligations set forth in this Section 6.14(b). As soon as administratively practicable following the Closing Date, Seller shall pay to Buyer the balance of CPI and CEM employees’ accounts under the Seller 125 Plan; provided, however, that if the balance of CPI and CEM employees’ accounts under the Seller 125 Plan is less than zero, Buyer shall pay to Seller the amount by which such balance is less than zero.

(c)  Notwithstanding the provisions of Section 6.14(a), as soon as practicable following the Closing Date, Seller shall fully vest the account balances of each CPI and CEM employee who is a participant in the Benefit Plan that is a 401(k) plan (the “Seller 401(k) Plan”) and shall offer each such participant the opportunity to rollover such participant’s account balance to a defined contribution 401(k) plan established or maintained by Buyer or CEM that is a qualified tax or deferred arrangement under Code Sections 401(a) and 401(k). Such rollover shall be in the form of a direct rollover in accordance with Section 401(a)(31) of the Code and other applicable provisions of ERISA and the Code and shall include the opportunity for participants to rollover all participant loan accounts and liabilities under the Seller 401(k) Plan.

6.15  Audited Financial Statements.  Seller shall deliver to Buyer the audited balance sheet, income statement and statement of cash flows of CEM and CPI as of and for the year ended December 31, 2006, (which audited financial statements shall not vary in any material respect from the Financial Statements), as promptly as possible, but in no event later than one (1) Business Day after such audited financial statements are available. Seller agrees that Buyer may, upon written request, postpone the Closing Date by one day for each day beyond May 1, 2007 that Buyer has not received such audited financial statements.

6.16  Hartwell Partnership Distributions.  Promptly (but in any event not later than three (3) Business Days) after Buyer’s receipt thereof, Buyer shall remit to Seller by wire transfer in immediately available funds, Seller’s share of Hartwell Partnership distributions or payments with respect to or to the extent allocable to all periods prior to the Closing Date. The Parties agree that Seller’s allocable share of such distributions or payments shall be based on the number of days of Seller’s indirect ownership of the Hartwell Partnership during the period to which such distribution or payment relates divided by the total number of days during such period.

ARTICLE VII

CONDITIONS

7.1  Conditions to Obligations of Buyer.  The obligation of Buyer to effect the purchase of the CPI Stock and the CEM Membership Interests and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver in writing by Buyer) of the following conditions:

(a)  The waiting period under the HSR Act applicable to the consummation of the sale of the CPI Stock and the CEM Membership Interests contemplated hereby shall have expired or been terminated;

(b)  No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the CPI Stock and the CEM Membership Interests contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the CPI Stock and the CEM Membership Interests;

(c)  Buyer shall have received all of Buyer’s Required Regulatory Approvals, and such approvals shall be in form and substance reasonably satisfactory (including no materially adverse conditions) to Buyer;

(d)  Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

(e)  Each of the Seller Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date); and Seller’s other representations and warranties made in Article IV (without regard to any materiality or Material Adverse Effect qualification therein) shall have been true and correct as of the date of this Agreement and shall be true and correct on the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date), except for such failures to be true and correct which could not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect;

(f)  Buyer shall have received certificates from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Section 7.1(d) and (e) have been satisfied by Seller;

(g)  Buyer shall have received an opinion from Seller’s counsel reasonably acceptable to Buyer, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, substantially to the effect that:

(i)  Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby; and the execution and delivery of the Agreement by Seller and the consummation of the sale of the CPI Stock and the CEM Membership Interests and the other transactions contemplated thereby have been duly and validly authorized by all necessary limited liability company action required on the part of Seller;

(ii)  The Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

(iii)  The execution, delivery and performance of the Agreement by Seller does not (A) conflict with the Certificate of Formation or Limited Liability Company Agreement of Seller or (B) to the knowledge of such counsel, constitute a violation of or default under those agreements or instruments set forth on a schedule attached to the opinion and which have been identified to such counsel as all the agreements and instruments which are material to the business or financial condition of Seller;

(iv)  No consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby, other than (i) such consents, approvals, filings or notices set forth on Schedule 4.3(b) each of which have been obtained or made or which, if not obtained or made, will not prevent Seller from performing its material obligations hereunder and (ii) such consents, approvals, filings or notices which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; and

(v)  The CPI Stock and the CEM Membership Interests are owned of record, and to such counsel’s knowledge, beneficially by Seller free and clear of all Liens. Each of the CPI Stock and the CEM Membership Interests has been duly authorized and validly issued, and is fully paid and non-assessable. There are no authorized shares of capital stock of CPI other than the 1,000 shares of common stock comprising the CPI Stock and there are no other authorized membership interests of CEM other than the membership interests comprising the CEM Membership Interests. Upon the consummation of the transactions contemplated in the Agreement, Buyer will have good and valid title to the CPI Stock and the CEM Membership Interests, to such counsel’s knowledge, free and clear of all Liens.

In rendering the foregoing opinion, Seller’s counsel may rely on opinions of in-house counsel and counsel as to local laws reasonably acceptable to Buyer.

(h)  Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller’s closing deliveries described in Section 3.4;

(i)  Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;

(j)  Seller’s Required Regulatory Approvals shall contain no conditions or terms which could reasonably be expected to have a Material Adverse Effect;

(k)  All consents and approvals for the consummation of the transactions contemplated hereby required under any CEM Agreement, CPI Agreement or Major Project Contract, and all waivers of any rights of first refusal, rights of first offer, or similar preemptive rights with respect to any of the Project Company Interests arising in connection with the transactions contemplated by this Agreement, shall have been obtained; and

(l)  Each of CPI, CEM and RMP, as applicable, shall have been discharged and released from all liabilities and obligations arising under the Excluded Agreements.

7.2  Conditions to Obligations of Seller.  The obligation of Seller to effect the sale of the CPI Stock and CEM Membership Interests and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Seller) of the following conditions:

(a)  The waiting period under the HSR Act applicable to the consummation of the sale of the CPI Stock and the CEM Membership Interests contemplated hereby shall have expired or been terminated;

(b)  No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the CPI Stock and the CEM Membership Interests contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale of the CPI Stock and the CEM Membership Interests;

(c)  Seller shall have received all of Seller’s Required Regulatory Approvals applicable to it, in form and substance reasonably satisfactory (including no materially adverse conditions) to Seller;

(d)  All consents and approvals for the consummation of the sale of the CPI Stock and the CEM Membership Interests contemplated hereby required under the terms of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which Seller, CEM or CPI may be bound, shall have been obtained, other than those which if not obtained, would not, individually and in the aggregate, create a Material Adverse Effect;

(e)  Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

(f)  Each of the Buyer Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date); and Buyer’s other representations and warranties made in Article V (without regard to any materiality or Material Adverse Effect qualification therein) shall have been true and correct as of the date of this Agreement and shall be true and correct on the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date), except for such failures to be true and correct which could not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect;

(g)  Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 7.2(e) and (f) have been satisfied by Buyer;

(h)  Seller shall have received an opinion from Buyer’s counsel reasonably acceptable to Seller, dated the Closing Date and satisfactory in form and substance to Seller and its counsel, substantially to the effect that:

(i)  Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has the full limited liability company power and authority to own, lease and operate its material assets and properties and to carry on its business as is now conducted, and to execute and deliver the Agreement and to consummate the transactions contemplated thereby; and the execution and delivery of the Agreement by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action required on the part of Buyer;

(ii)  The Agreement has been duly and validly executed and delivered by Buyer, and constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer, in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting or relating to enforcement of creditor’s rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

(iii)  The execution, delivery and performance of the Agreement by Buyer does not (A) conflict with the operating agreement (or other organizational documents), as currently in effect, of Buyer or (B) to the knowledge of such counsel, constitute a violation of or default under those agreements or instruments set forth on a Schedule attached to the opinion and which have been identified to such counsel as all the agreements and instruments which are material to the business or financial condition of Buyer; and

(iv)  No consent or approval of, filing with, or notice to, any Governmental Authority is necessary for Buyer’s execution and delivery of the Agreement, or the consummation by Buyer of the transactions contemplated hereby, other than (a) Buyer’s Required Regulatory Approvals each of which has been obtained or made and (b) such consents, approvals, filings or notices, which, if not obtained or made, will not prevent Buyer from performing its obligations under the Agreement.

(i)  Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer’s closing deliveries described in Section 3.5.

ARTICLE VIII

INDEMNIFICATION

8.1  Indemnification.

(a)  Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, shareholders, Affiliates, their respective successors, permitted assigns and agents (each, a “Seller’s Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto, costs of investigation and enforcement under this Article VIII and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Seller’s Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement, (ii) any loss or damages directly resulting from or arising out of any negligent act or omission or willful misconduct of Buyer or Buyer’s Representatives in connection with Buyer’s Inspections, (iii) any Third Party Claims against any Seller’s Indemnitee arising out of or in connection with Buyer’s ownership or operation of CEM or CPI on or after the Closing Date, (iv) any Third Party Claim asserted against any Seller’s Indemnitee by any member or partner of any Project Company resulting from or arising out of any deemed sale or exchange of an interest in such Project Company resulting from any of the Section 338(h)(10) Elections made or caused to be made by Seller and Buyer pursuant to Section 6.9(a) and (v) the Guarantee Liabilities.

(b)  Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, shareholders, Affiliates, their respective successors, permitted assigns and agents (each, a “Buyer Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement, (ii) the Excluded Liabilities and (iii) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with (x) Seller’s ownership or operation of CEM or CPI prior to the Closing Date, (y) CEM, CPI or Seller’s ownership or operation of the Excluded Assets prior to, on or after the Closing Date and (z) the Excluded Liabilities.

(c)  Notwithstanding anything to the contrary contained herein:

(i)  Any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnitee’s Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and the Indemnitor shall reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation; and

(ii)  Any Indemnifiable Loss shall be net of (A) the dollar amount of any insurance or other proceeds, net of any reasonable expenses, actually received by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss, and (B) Tax benefits to the Indemnitee or any of its Affiliates, to the extent realized or reasonably expected to be realized by the Indemnitee or any of its Affiliates. Any Party seeking indemnity hereunder shall use Commercially Reasonable Efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Loss and the reasonable costs of such Commercially Reasonable Efforts shall be an indemnifiable claim under this Agreement.

(d)  The expiration or termination of any representation, warranty or covenant or agreement shall not affect the Parties’ obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the “Indemnifying Party”) with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

(e)  Except to the extent otherwise provided in Article IX, the rights and remedies of Seller and Buyer under this Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement, after the occurrence of the Closing, or (ii) liabilities of CEM or CPI being assumed by Buyer or the Excluded Liabilities, as the case may be; provided, however, that the provisions of this Section 8.1(e) shall not prevent or limit (i) a claim of, or a cause of action arising from, fraud or (ii) a cause of action to obtain equitable remedies. The indemnification obligations of the Parties set forth in this Article VIII apply only to matters arising out of this Agreement.

(f)  Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments losses, costs, or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such Party. Buyer and Seller waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The provisions of this Section 8.1(f) shall not apply to (i) a claim of or cause of action arising from fraud or (ii) indemnification for a Third Party Claim or (iii) with respect to the Guarantee Liabilities.

(g)  Notwithstanding anything to the contrary herein, (i) except as provided in (ii) - (iv) below, neither Party shall be liable to the other Party for Indemnifiable Losses relating to, resulting from or arising out of a breach of representation or warranty (other than the Seller Fundamental Representations and the Buyer Fundamental Representations), unless and until the amount of such Indemnifiable Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate, in which event the respective Party shall then only be liable for the amount of such excess, but only up to the aggregate amount of 5% of the Purchase Price, provided that such Party’s liability and obligation must be asserted by the other Party within the applicable survival period specified in Section 8.3, (ii) Seller’s liability and obligation to Buyer for an Indemnifiable Loss relating to, resulting from or arising out of a breach of representation or warranty with respect to (A) Sections 4.11 (Tax Matters) and 4.20(h) (Taxes) and (B) Section 4.8 (Benefit Plans) shall not be limited in amount but must be asserted by Buyer on or before the termination of the related survival period set forth in Section 8.3; (iii) Buyer’s liability and obligation for Indemnifiable Losses arising out of the Guarantee Liabilities shall not be limited in either amount or the time when Seller may assert a claim with respect thereto; and (iv) and Seller’s liability and obligation for Indemnifiable Losses arising out of the Excluded Liabilities shall not be limited in either amount or the time when Buyer may assert a claim with respect thereto.

(h)  “Excluded Liabilities” means

(i)  Any liabilities or obligations in respect of (A) Income Taxes of CEM, CPI, or any of the Investor Subsidiaries, Service Subsidiaries or Project Companies for Tax periods (or portions thereof) beginning before and ending on or before the Closing Date, determined in a manner consistent with the provisions of Section 6.9(b) (other than Buyer 338 Liability and Income Taxes resulting from any transaction or event that occurs after the Closing on the Closing Date and is not in the ordinary course of business), (B)  Income Taxes payable by CEM, CPI, any Investor Subsidiary, any Service Subsidiary or any Project Company solely by reason of being severally liable for the Income Tax of Seller or any MDU Affiliated Group pursuant to Treasury Regulation Section 1.1502-6 or any analogous state or local Tax law, (C) any Income Taxes arising out of the deemed sale of assets resulting from the Section 338(h)(10) Elections (other than Buyer 338 Liability), (D) Transfer Taxes for which Seller is responsible pursuant to Section 6.9(f), and (E) Taxes (other than Income Taxes and Transfer Taxes) of CEM, CPI, or any of the Investor Subsidiaries, Service Subsidiaries, or Project Companies for Tax periods (or portions thereof) beginning before and ending on or before the Closing Date, which in the case of any Straddle Period, shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period, (F) any losses incurred by Buyer based upon CEM, CPI or any of their Subsidiaries being affiliated under Code Section 414 or ERISA Section 4001(a)(14) on or prior to the Closing Date with Seller and/or any Affiliates or Subsidiaries of Seller; provided, however, that in the case of clauses (D) and (E), such liability or obligation only to the extent that it exceeds the accrual for such Taxes reflected as a liability in Working Capital, as finally determined pursuant to Section 3.3 (collectively, “Excluded Taxes”) and (G) any liability or obligation with respect to Indebtedness of CEM, CPI or any of their Subsidiaries, on the one hand, to their Affiliates, on the other hand (other than Affiliates which are either Investor Subsidiaries, Project Companies or Service Subsidiaries);

(ii)  Any fines, penalties or costs imposed by a Governmental Authority resulting from (A) an investigation, proceeding, request for information or inspection before or by a Governmental Authority either pending prior to or arising after the Closing Date but only regarding acts which occurred prior to the Closing Date, or (B) illegal acts, willful misconduct or gross negligence of CEM or CPI prior to the Closing Date; and

(iii)  Liabilities and obligations arising at anytime under the Excluded Agreements.

(i)  For purposes of determining the amount of Indemnifiable Losses arising from a breach of any representation, warranty, covenant or obligation of the Parties to this Agreement, but not for purposes of determining whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded.

8.2  Defense of Claims.

(a)  If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee’s receipt of written notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement.

(b)  If, within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof for so long as the Indemnifying Party shall continue the diligent defense of such Third Party Claim. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation or restriction on the part of the Indemnitee. If a firm offer is made to settle a Third Party Claim would not lead to liability or the creation of a financial or other obligation or restriction on the part of the Indemnitee and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

(c)  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party fails to accept such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

(d)  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced prime rate then in effect as published in the Wall Street Journal shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(e)  A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

(f)  Notwithstanding the foregoing, the Parties agree and acknowledge that (i) Seller shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding arising out of or related to any Excluded Liabilities, and Buyer agrees to cooperate fully at Seller’s expense in connection therewith and (ii) Buyer shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, arising out of or related to any Guarantee Liabilities, and Seller agrees to cooperate fully at Buyer’s expense in connection therewith.

8.3  Survival.  The representations and warranties given or made by any Party to this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of 575 days after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive indefinitely, (ii) all representations and warranties relating to Sections 4.11 and 4.20(h) shall survive the Closing for a period of thirty (30) days following the applicable statutes of limitation taking into account any extensions or waivers thereof, and (iii) the representations and warranties in Section 4.20(n) shall survive the Closing for a period of 36 months after the Closing Date.

The covenants and obligations of Seller and Buyer set forth in this Agreement, including without limitation the indemnification obligations of the Parties under Article VIII hereof, shall survive the Closing indefinitely, and each Party shall be entitled to the full performance thereof by the other Party hereto without limitation as to time or amount (except as otherwise specifically set forth herein).

ARTICLE IX

TERMINATION

9.1  Termination.

(a)  This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

(b)  This Agreement may be terminated by Seller or Buyer if (i) any Federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing; or (iii) the Closing contemplated hereby shall have not occurred on or before the day which is 120 days from the date of this Agreement (the “Termination Date”), provided, however, that so long as such Party has complied with Section 6.5 of this Agreement, the Termination Date (x) may be extended by Buyer for up to thirty (30) days if any of Buyer Required Regulatory Approvals shall not have been obtained and (y) may be extended by Seller for up to thirty (30) days if any of Seller Required Regulatory Approvals shall not have been obtained; and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c)  So long as such Party has complied with Section 6.5 of this Agreement, this Agreement may be terminated by Buyer if any of Buyer Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but contains terms or conditions which do not satisfy the closing condition in Section 7.1(c).

(d)  So long as such Party has complied with Section 6.5 of this Agreement, this Agreement may be terminated by Seller, if any of Seller’s Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but contains terms or conditions which do not satisfy the closing condition in Section 7.2(c).

(e)  This Agreement may be terminated by Buyer if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has resulted in a Material Adverse Effect and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Seller of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Buyer.

(f)  This Agreement may be terminated by Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Buyer of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Seller.

(g)  This Agreement may be terminated by Seller if either the Equity Commitment Letter or the Buyer LC shall no longer remain in full force and effect.

9.2  Procedure and Effect of No-Default Termination.  In the event of termination of this Agreement by either or both of the Parties pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon, if this Agreement is terminated pursuant to any of Sections 9.1(a) through (d), the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement.

9.3  Termination Fee; Letter of Credit.  Seller may immediately draw upon the Buyer LC in an amount equal to $50 million (the “Termination Fee”) if this Agreement is terminated by Seller pursuant to Sections 9.1(b)(iii), 9.1(f) or 9.1(g); provided, that Seller shall not be in breach of this Agreement in such a manner that would entitle Buyer to terminate this Agreement in accordance with Section 9.1(e), and provided further, that in the case of termination pursuant to Section 9.1(b)(iii), the failure of the Closing Date to occur was due to the breach by Buyer of its obligations to complete the transactions contemplated hereby when required to do so in accordance with this Agreement. The Parties acknowledge and agree that if Seller shall terminate this Agreement as provided immediately above, Seller’s damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payment provided for in this Section 9.3 is a payment of liquidated damages (and not penalties) which is a based on the Parties’ estimate of the damages Seller will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement. Buyer irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the right to receive payment of the amount determined pursuant to this Section 9.3 in the manner provided herein is the sole and exclusive remedy of Seller. There shall be no liability of any shareholder, partner, member, director, officer, employee, advisor or representative of Buyer or Seller or any Affiliate thereof, whether to Buyer or Seller, as the case may be, or any other Person (including any shareholder, partner, member, director, officer, employee, advisor or representative thereof) in connection with any liability or other obligation of Buyer or Seller or any Affiliate thereof, whether hereunder or otherwise in connection with the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1  Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

10.2  Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

10.3  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(a)  If to Seller, to:

Centennial Energy Resources LLC
1200 West Century Avenue
Bismarck, North Dakota 58503
Attention: General Counsel
Facsimile: (701) 530-1731

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
Attention: Douglas E. Davidson, Esq.
Facsimile: (212) 603-2001

(b)  if to Buyer, to:

c/o CES Acquisition Corp.
575 Broadway, 3rd Floor
New York, New York 10012
Attention: Christopher L. Ryan
Facsimile: (212) 343-9949

with a copy to:

National Gas Partners
125 East John Carpenter Freeway, Suite 600
Irving, Texas 75062
Attention: Christopher Ray
Facsimile: (972) 432-1441

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Carl L. Reisner, Esq.
Facsimile: (212) 492-0017

10.4  Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party hereto, including by operation of law, without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer may (i) assign its rights pursuant to this Agreement to its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder with the prior written consent of Seller (which consent shall not be unreasonably withheld) and (iii) assign its rights, but not its obligations, under this Agreement to any of its financing sources without the consent of the Seller. This Agreement is not intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

10.5  Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the law of the State of New York (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN AND FOR NEW YORK COUNTY, NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.6  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7  Interpretation.  The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.8  Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement.

10.9  Entire Agreement.  This Agreement and the Confidentiality Agreement, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement including, without limitation, the Confidential Information Memorandum dated January 2007. This Agreement supersedes all prior agreements and understandings between the Parties (other than the Confidentiality Agreement) with respect to such transactions.

10.10  U.S. Dollars.  Unless otherwise stated, all dollar amounts set forth herein are United States (U.S.) dollars.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

CENTENNIAL ENERGY RESOURCES LLC	MONTANA ACQUISITION COMPANY LLC
By: /s/ Paul Gatzemeier Name: Paul Gatzemeier Title: President and CEO	By: /s/ Paul B. Prager Name: Paul B. Prager Title: President